As filed with the Securities and Exchange Commission on August 6, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE COLONIAL BANCGROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6022	63-0661573
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Commerce Street, Suite 800

Montgomery, Alabama 36104

(334) 240-5000

(Address of principal executive offices) (Telephone No.)

William A. McCrary

General Counsel

Post Office Box 1108

Montgomery, Alabama 36101-1108

(Name and address of agent for service)

Copies to:

Hugh C. Nickson, III	Robert C. Schwartz, Esq.
Miller, Hamilton, Snider & Odom, L.L.C.	Smith, Gambrell & Russell, LLP
One Commerce Street, Suite 305 Montgomery, Alabama 36104	Promenade II, Suite 3100, 1230 Peachtree Street, NE Atlanta, Georgia 30309
Telephone: 334-834-5550	Telephone: 404-815-3500
Facsimile: 334-265-4533	Facsimile: 404-658-7058

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective time of the proposed merger of Sarasota BanCorporation, Inc. (“Sarasota”) with and into the Registrant (the “Merger”) as described in the Agreement and Plan of Merger, dated as of June 25, 2003, attached as Exhibit A to the Proxy Statement and Prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $2.50 per share	2,748,510	Not Applicable	$12,745,960	$1,031.15

(1)	This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the Merger.
(2)	Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the June 30, 2003 book value of $21.64 per share of 589,000 shares of company acquired.

The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

2 North Tamiami Trail, Suite 100

Sarasota, Florida 34236-5541

August             , 2003

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Sarasota BanCorporation, Inc., which will be held on September             , 2003, at 10:00 a.m. local time. The special meeting will be held at the Michael’s on East restaurant, located at 1212 East Avenue South, Sarasota, Florida 34232.

At the special meeting, you will be asked to consider and vote on approval of an Agreement and Plan of Merger, dated as of June 25, 2003, between Sarasota and The Colonial BancGroup, Inc. The agreement provides for us to merge with BancGroup. In the merger, you will receive whole shares of BancGroup common stock in exchange for shares of Sarasota common stock held by you. The number of shares of BancGroup common stock you will receive is based upon the market value of BancGroup common stock during the trading period shortly before the merger. Cash will be paid for any fractional shares.

Please see the attached Proxy Statement-Prospectus for a complete description of the terms of the merger and the formula for converting shares of Sarasota common stock into shares of BancGroup common stock in the merger.

Your board of directors has unanimously approved the agreement as being in the best interests of the Sarasota shareholders and recommends that you vote in favor of the approval of the agreement.

Additional information regarding the agreement, the merger, Sarasota and BancGroup is set forth in the attached proxy statement. This document also serves as the prospectus for the shares of BancGroup common stock to be issued in connection with the merger. Please read these materials and carefully consider the information contained in them.

The affirmative vote of the holders of a majority of the outstanding shares of Sarasota common stock is required to approve the agreement. Accordingly, your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the special meeting, you are urged to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. If you attend the special meeting, you may vote in person if you wish, and your proxy will not be used.

Sincerely,

CHRISTINE L. JENNINGS

President and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this Proxy Statement-Prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement-Prospectus is dated August             , 2003 and is first being mailed to the shareholders of Sarasota on or about August             , 2003.

2 North Tamiami Trail, Suite 100

Sarasota, Florida 34236-5541

SARASOTA BANCORPORATION, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2003, at 10:00 a.m.

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Sarasota BanCorporation, Inc. will be held at the Michael’s on East restaurant located at 1212 East Avenue South, Sarasota, Florida 34232, on                     , 2003, at 10:00 a.m., local time, for the following purposes:

1.  Merger.    To consider and vote upon the authorization, adoption and approval of the Agreement and Plan of Merger, dated June 25, 2003, by and between The Colonial BancGroup, Inc. and Sarasota BanCorporation, Inc. Colonial BancGroup will be the surviving corporation in the merger. At the time of the merger, each share of your Sarasota common stock will be converted into the right to receive a number of shares of Colonial BancGroup common stock as determined in accordance with the terms of the Agreement and Plan of Merger, with cash paid in lieu of fractional shares at the market value of such fractional shares, as described more fully in the accompanying Proxy Statement-Prospectus. The Agreement is attached to the Proxy Statement-Prospectus as Appendix A.

2.  Other Matters.    To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

We have fixed the close of business on                     , 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only our holders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. You are entitled to assert dissenters’ rights pursuant to the Florida Business Corporation Act. A copy of the dissenters’ rights provisions is attached to the enclosed Proxy Statement-Prospectus as Appendix B.

You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with our president, by executing a later dated proxy and delivering it to our president, or by attending the Special Meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

GILBERT J. WELLMAN Chairman of the Board

                            , 2003

This prospectus incorporates important business and financial information about BancGroup and Sarasota that is not included in or delivered with the prospectus. You may request this information at no cost by writing or telephoning BancGroup or Sarasota at the following:

William A. McCrary	Christine L. Jennings
General Counsel	President and Chief Executive Officer
The Colonial BancGroup, Inc.	Sarasota BanCorporation, Inc.
Colonial Financial Center	2 North Tamiami Trial
One Commerce Street	Suite 100
Fifth Floor	Sarasota, Florida 34236
Montgomery, Alabama 36104	(941) 955-2626
(334) 240-5000

In order to obtain information prior to the Special Meeting, you must make your request by             , 2003.

A separately bound addendum accompanies this Proxy Statement-Prospectus that includes the following documents:

•	Sarasota’s Annual Report on Form 10-KSB for the year ended December 31, 2002; and

•	Sarasota’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What should I do now?

A:    Send in your proxy card.    After reviewing this document, indicate on your proxy card how you want to vote, and sign, date, and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the special meeting.

If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the effect of voting against the merger.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Yes, if you give your broker instructions on how to do so.    Your broker will vote your shares of Sarasota common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger agreement and the merger.

Q:    Can I change my mind and revoke my proxy?

A:    Yes.    You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under “The Special Meeting—General” on page 11 of this proxy statement-prospectus, including by giving a written notice of revocation, by signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:    Can I vote my shares in person?

A:    Yes.    You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.

Q:    Should I send in my stock certificates now?

A:    No.    After the merger is completed, BancGroup or its transfer agent will send you written instructions explaining how you exchange your Sarasota common stock certificates for certificates representing shares of BancGroup common stock.

Q:    When do you expect the merger to be completed?

A:    We expect the merger to be completed in the fourth quarter of 2003.    However, the timing of the completion of the merger is dependent on the merger agreement being approved by our shareholders as well as the approval of certain bank regulatory agencies and the satisfaction of other conditions described in this proxy statement-prospectus.

Q:    Whom can I call with questions?

A:    If you want additional copies of this document, or if you want to ask any questions about the merger agreement or the merger, you should contact: Christine L. Jennings, President and CEO of Sarasota BanCorporation, Inc., Telephone: (941) 955-2626.

i

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that will be important to you as you consider your vote. You should carefully read the entire document and the other documents to which we refer. These will give you a more detailed description of the transaction that we are proposing. For more information about BancGroup, see “Where You Can Find More Information” (page 57). Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in the proxy statement/prospectus. In this section, the terms “we” and “us” refer to Sarasota.

The Companies

One Commerce Street

Post Office Box 1108

Montgomery, Alabama 36101

(334) 240-5000

BancGroup is a financial holding company whose wholly-owned subsidiary, Colonial Bank, provides corporate and retail banking services and products in Alabama, Florida, Georgia, Tennessee, Texas and Nevada. As of June 30, 2003, BancGroup’s total assets were about $16.2 billion, deposits were about $9.1 billion and shareholders’ equity was about $1.1 billion.

2 North Tamiami Trail, Suite 100

Sarasota, Florida 34236-5541

(941) 955-2626

Sarasota is a bank holding company whose wholly-owned subsidiary, Sarasota Bank, provides corporate and retail banking services principally in Sarasota County, Florida and surrounding areas. As of June 30, 2003, Sarasota’s total assets were about $168.3 million, deposits were about $135.8 million and shareholders’ equity was about $12.7 million.

The Merger (page 14)

The merger agreement is the document that controls the anticipated merger between Sarasota and BancGroup. We encourage you to read the entire merger agreement, which is attached as Appendix A.

The merger agreement provides for the following:

Sarasota will merge into BancGroup. When the merger becomes effective, Sarasota will cease to exist as a separate entity and you, as a shareholder of Sarasota, will be entitled to receive shares of BancGroup common stock. The amount of BancGroup stock that you will receive will be determined as follows:

•	if the market value (an average of closing prices for BancGroup stock during a fixed period before the merger) of BancGroup stock is $13.31 or greater, then you will receive a number of shares of

BancGroup stock equal to $62.11 divided by the market value of BancGroup stock for each share of Sarasota common stock you own just before the merger. The number of shares of BancGroup common stock that you will receive can also be represented by the following formula:

$62.11 market value of BancGroup stock	×	the number of Sarasota shares you own just before the merger;

•	if the market value of BancGroup stock is less than $13.31, you will receive 4.6664 shares of BancGroup stock and a cash payment of $13.31 minus the market value of BancGroup stock for each share of Sarasota common stock you own just prior to the merger times 4.6664. The merger consideration that you will receive can also be represented by the following formula:

(4.6664 shares of BancGroup stock) × the number of Sarasota shares you own just before the merger, plus a cash payment of [($13.31 – market value) x 4.6664] × the number of Sarasota shares you own just before the merger.

BancGroup will not issue fractional shares in the merger. If the number of shares you are to receive is not a whole number, you will receive cash instead of the fractional share based on the market value of BancGroup common stock.

If the merger is not completed prior to the record date for BancGroup’s regular quarterly cash dividend that is anticipated to be declared on October 15, 2003, with a record date of October 24, 2003, if such dividend is actually declared, then after the completion of the merger, each Sarasota shareholder will receive a cash payment equal to the per share amount of such dividend multiplied by the number of shares of BancGroup common stock that such shareholder receives after the completion of the merger.

Comparative Market Prices (page 37)

BancGroup’s common stock is traded on the New York Stock Exchange. On June 25, 2003, the last trading day before we announced the signing of the merger agreement, the closing price of BancGroup’s common stock was $13.93. The average closing price for BancGroup’s common stock for the ten trading days ending on             , 2003 was $            .

There is no organized trading market for Sarasota’s common stock. Therefore, the value of the stock can only be determined from prices paid in privately negotiated transactions known to management of Sarasota. These transactions are not reported on an exchange or other organized trading system. For these reasons, Sarasota lacks reliable data regarding recent trading activity in Sarasota common stock. The price paid in the last known transaction before June 25, 2003, the date we signed the merger agreement, was $22.00 per share, on March 19, 2003.

The following table summarizes the comparative values of the two stocks just before the merger agreement was signed and the BancGroup equivalent price per share of Sarasota common stock.

BancGroup(1)	Sarasota(2)	Equivalent price per Sarasota share(3)
$13.93	$22.00	$62.11

(1)	Closing price on June 25, 2003.
(2)	Price obtained for shares sold on March 19, 2003.
(3)	If the merger had closed on June 25, 2003, and if the market value, as determined by the merger agreement, of BancGroup common stock had been equal to $13.93, you would have received 4.4587 shares of BancGroup common stock for each share of Sarasota common stock you owned on that date.

Our Reasons for the Merger (page 15)

We believe that the merger is in your best interest. We considered a number of factors in deciding to approve and recommend the terms of the merger agreement to you. These factors included the following:

•	the overall terms of the proposed transaction;

•	the financial condition, results of operations, and future prospects of BancGroup;

•	our financial condition, results of operations, and future prospects;

•	the value of the consideration to be received by you relative to the book value, earnings and dividends per share of our common stock;

•	the competitive and regulatory environment for community banks generally;

•	the fact that the merger will enable you to exchange your shares of Sarasota common stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is widely held and actively traded;

•	that the merger will enable you to hold stock in a financial institution that has historically paid cash dividends to its shareholders for over 15 years;

•	the likelihood that we and BancGroup will receive the requisite regulatory approvals to perform the merger; and

•	the fact that we expect that the receipt of BancGroup stock (but not cash) in the merger will be a tax-free transaction for federal income tax purposes.

We also took into account an opinion received from Keefe, Bruyette & Woods, Inc. that, based upon and subject to the assumptions made and matters set forth in the written opinion, as of June 25, 2003, the consideration to be received by the shareholders of Sarasota in the merger is fair, from a financial point of view, to such shareholders. In our deliberations, we did not assign any relative or specific weight to any of the factors that are discussed above, and individual members of our board of directors may have given different weights to different factors as they were discussed. In addition, the discussion of the information above and factors we considered is not intended to be exhaustive of the factors considered.

The Special Meeting (page 11)

We will hold a special meeting of the shareholders of Sarasota at 10:00 a.m. local time, on             ,             , 2003 at the Michael’s on East restaurant located at 1212 East Avenue South, Sarasota, Florida 34232. At the meeting, we will ask the shareholders to approve the merger agreement and to act on any other matters that may be put to a vote at the meeting.

Our Recommendation to our Shareholders (page 23)

Your Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “For” the proposal to approve the merger agreement.

Record Date; Voting Power (page 11)

You may vote at the special meeting if you owned Sarasota shares as of the close of business on             , 2003. You will have one vote for each share of stock you owned on that date.

Vote Required (page 11)

If a quorum is present at the special meeting, then the affirmative vote of a majority of the outstanding shares will be sufficient to approve the merger agreement. A quorum consists of a majority of the shares outstanding on the record date. On the record date, 589,000 shares of Sarasota common stock were outstanding. The directors of Sarasota own an aggregate of 236,189 shares of Sarasota common stock representing approximately 40.1% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the merger agreement. Accordingly, if these individuals vote as they have agreed with BancGroup, then the merger agreement will be approved if holders of 58,312 of the remaining outstanding shares, representing 9.9% of the total outstanding, also vote to approve the merger agreement.

Exchange of Certificates (page 26)

Shortly after we complete the merger, BancGroup, or its transfer agent will send you detailed instructions on how to exchange your shares. PLEASE DO NOT SEND US OR BANCGROUP ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THOSE INSTRUCTIONS.

Conditions to Completion of the Merger (page 28)

The completion of the merger depends on meeting a number of conditions, including the following:

•	the shareholders of Sarasota must approve the merger agreement;

•	all required regulatory approvals must be received, and any waiting periods must have passed;

•	there must be no governmental order blocking completion of the merger, and no proceedings by a government body trying to block the merger;

•	the completion of the merger before March 31, 2004; and

•	the receipt of certain professional opinions.

Unless prohibited by law, either Sarasota or BancGroup could elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement (page 29)

BancGroup and Sarasota can agree at any time to terminate the merger agreement before completing the merger, even if the shareholders of Sarasota have already voted to approve it.

Either company can also terminate the merger agreement:

•	if the other party has materially breached the merger agreement and has not cured the breach;

•	if the merger has not been completed by March 31, 2004, (provided that the failure to complete has not been caused by the breach of the company electing to terminate); or

•	if Sarasota enters into a binding agreement with any third party to merge with, or sell control to, that third party. In that event, BancGroup will have the right to receive a payment of $2,500,000 from Sarasota or its acquirer.

Federal Income Tax Consequences (page 26)

We expect that neither the two companies nor the Sarasota shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except in connection with any cash payment that a Sarasota shareholder may receive if the market value is less than $13.31 at the time of the merger, for a fractional share, or in connection with additional contingent consideration that Sarasota shareholders may receive if the merger is completed after October 24, 2003. BancGroup has received an opinion from PricewaterhouseCoopers LLP that this will be the case. The opinion will not bind the Internal Revenue Service, which could take a different view. We expect that any cash received if BancGroup’s market value is below $13.31 will be treated as capital gain for federal income tax purposes.

This non-recognition of gain or loss tax treatment will not apply to any cash received in connection with the merger or to a Sarasota shareholder who chooses to dissent from the transaction and receive cash instead of BancGroup stock for such shareholder’s Sarasota stock as provided under Florida law. The procedures for exercising dissenters’ rights are discussed at page             .

Determining the actual tax consequences to you as an individual taxpayer can be complicated. For example, the opinion referred to above does not address any tax issues arising under state law. The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Accounting Treatment (page 36)

The merger will be accounted for as a purchase. The purchase price will be allocated to the fair value of the net tangible and identifiable intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Interests of Persons Involved in the Merger that are Different from Yours (page 23)

Certain directors, executive officers and employees of Sarasota have interests in the merger that are different from your interests. These differing interests include the following:

•	Employees of Sarasota currently hold options to acquire 64,216 shares of Sarasota common stock. BancGroup and each holder of Sarasota stock options have agreed that such holder will exchange his or her Sarasota stock options for the right to receive a cash payment equal to $62.11 multiplied by the number of shares of Sarasota common stock that would have been issuable in connection with the exercise of the Sarasota stock options less the aggregate exercise price for the Sarasota stock options.

•	Sarasota currently indemnifies its directors and certain officers, employees and agents against loss from claims arising out of their position with Sarasota. For a period of six years after the merger, BancGroup will, subject to some limitations, continue to indemnify those persons against claims that arise from the period when they worked for, or served as directors of, Sarasota.

•	Upon completion of the merger, Sarasota employees will either become employees of BancGroup or one of its subsidiaries and become eligible for BancGroup’s employee benefits, or they will be eligible to receive severance benefits under BancGroup’s severance policy.

•	Pursuant to their currently existing employment agreements with Sarasota, Christine L. Jennings and Paul D. Thatcher are expected to receive cash payments of $450,000 and $161,460, respectively, at the closing of the merger.

•	Christine L. Jennings has entered into an employment agreement with BancGroup that will become effective when and if the merger is completed. The agreement provides for a term of two years, and a base compensation of approximately $175,000. The agreement also provides that Ms. Jennings will receive a transition fee of $48,000 so long as she is employed by Colonial Bank one year after the completion of the merger. The employment agreement also contains provisions that will pay certain civic or social club fees for Ms. Jennings and a car allowance of $700 per month. The employment agreement also provides that Ms. Jennings will be eligible to receive options to purchase 10,000 shares of BancGroup common stock. The employment agreement also contains a covenant prohibiting Ms. Jennings from soliciting BancGroup’s customers and employees for two years following termination of employment.

•	Paul D. Thatcher has entered into an employment agreement with BancGroup that will become effective when and if the merger is completed. The agreement provides for a term of one year, and a base compensation of approximately $107,640. The employment agreement also provides for a car allowance of $500 per month. The employment agreement also provides that Mr. Thatcher will be eligible to receive options to purchase 2,500 shares of BancGroup common stock. The employment agreement also contains a covenant prohibiting Mr. Thatcher from soliciting BancGroup’s customers and employees for two years following termination of employment.

•	As an inducement to stay employed with Sarasota Bank at least until the closing of the Merger, certain employees of Sarasota Bank may be paid a bonus on the effective date of the merger. The aggregate amount of such bonuses will not exceed $100,000.

•	Sarasota’s directors have entered into “affiliate agreements” with BancGroup regarding various issues associated with the merger. These agreements provide that the director would, among other things:

—	agree to vote his or her shares for the merger;

—	not distribute BancGroup common stock issued in connection with the merger except in accordance with certain rules of the SEC; and

—	support the business of Colonial Bank after the merger.

Additionally, Sarasota’s directors who are not also employees of Sarasota agreed generally not to compete with Colonial Bank for a period of two years after the effective date of the Merger and will be entitled to receive cash payments ranging from $10,000 to $55,000 for these non-compete agreements. The aggregate amount of such payments is $400,000.

Fairness Opinion (page 16)

In deciding to approve the merger, your Board of Directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., that, based upon and subject to the assumptions made and matters set forth in the written opinion, as of June 25, 2003, the consideration to be received by the shareholders of Sarasota in the merger, is fair, from a financial point of view, to such shareholders. We have attached as Appendix C the written opinion of Keefe, Bruyette & Woods, Inc. dated as of June 25, 2003. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. in providing its opinion.

Dissenters’ Rights (page 33)

Sarasota shareholders entitled to vote at the special meeting are entitled to exercise “dissenters’ rights” of appraisal under Florida law. These rights entitle a shareholder to “dissent” from the transaction and, by strictly following the requirements fixed by law, receive “fair value” for their stock. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Dissenting shareholders who receive cash for their stock will likely be subject to federal income tax treatment that differs from that available to shareholders who receive BancGroup stock. The text of the applicable Florida statutes is set forth in Appendix B.

Where You Can Find More Information (page 57)

This document incorporates important business and financial information about BancGroup and Sarasota from documents that are not included in or delivered with this document. You can obtain documents regarding BancGroup incorporated by reference in this document (other than certain exhibits to those documents) by requesting them in writing or by telephone from BancGroup by contacting William A. McCrary, General Counsel, Post Office Box 1108, Montgomery, Alabama 36101-1108, telephone: (334) 240-5315. You can obtain documents regarding Sarasota by requesting them in writing or by telephone from Sarasota by contacting Christine L. Jennings, President and Chief Executive Officer, 2 North Tamiami Trail, Suite 100, Sarasota, Florida 34236-5541, telephone: (941) 955-2626. You will not be charged for any of these documents. If you would like to request a document, please do so by             , 2003, in order to receive them before the special meeting. You may also find documents regarding BancGroup and Sarasota filed or furnished at the Security and Exchange Commission’s website at www.sec.gov.

Recent Developments—BancGroup

The following table presents certain consolidated financial data for BancGroup for the periods ended June 30, 2003, June 30, 2002, December 31, 2001 and December 31, 2002, which have been derived from BancGroup’s financial statements. The unaudited historical data reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of such data and is presented for informational purposes only.

The Colonial Bancgroup, Inc. and Subsidiaries

Financial Highlights—Unaudited

Statement of Condition Summary	June 30, 2003	June 30, 2002	December 31, 2002	% Change June 30, ’02 to ’03	% Change Dec. 31, ’02 to June 30, ’03
(Dollars in millions, except per share amounts)
Total assets	$16,208	$13,673	$15,822	19%	2%
Loans	11,769	10,370	11,692	13%	1%
Total earnings assets	15,032	12,764	14,716	18%	2%
Deposits	9,141	8,654	9,320	6%	-2%
Long term debt	1,774	1,872	1,999	-5%	-11%
Shareholders’ equity	1,122	961	1,071	17%	5%
Book value per share	$9.03	$8.13	$8.66	11%	4%

	Six months ended June 30,		% Change June 30,	Year ended December 31,		% Change Dec. 31,
Earnings Summary	2003	2002	’02 to ’03	2002	2001	’01 to ’02
	(Dollars in thousands, except per share amounts)
Net interest income	$246,251	$225,751	9%	$461,170	$421,929	9%
Provision for loan losses	18,870	17,974	5%	35,980	39,573	-9%
Noninterest income	63,745	46,358	38%	102,332	93,709	9%
Noninterest expense	179,948	146,908	22%	312,779	284,168	10%

Income from continuing operations before tax	111,178	107,227		214,743	191,897
Income tax	37,801	36,993		73,872	69,181

Income from continuing operations	73,377	70,234		140,871	122,716
Discontinued operations, net of tax(1)	—	—		(846)	(613)

Net Income	$73,377	$70,234	4%	$140,025	$122,103	15%

Earnings Per Share:
Net Income
Basic	$0.59	$0.59	0%	$1.17	$1.06	10%
Diluted	$0.59	$0.59	0%	$1.16	$1.06	9%
Average shares outstanding	123,896	117,554		119,583	114,811
Average diluted shares outstanding	124,540	118,747		120,648	115,881

Nonperforming Assets	June 30, 2003	Dec. 31, 2002	June 30, 2002
Total non-performing assets ratio	0.71%	0.78%	0.60%
Allowance as a percent of nonperforming loans	210%	191%	325%
Net charge-off ratio (annualized):
Quarter to date	0.37%	0.44%	0.19%
Year to date	0.29%	0.29%	0.22%

(1)	In December 2000, BancGroup exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations in all periods presented.

Per Share Data

The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and Sarasota on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger.

	Six Months Ended June 30, 2003	Year Ended December 31, 2002
BancGroup—Historical:
Income from Continuing Operations:
Basic	$0.59	$1.18
Diluted	0.59	1.17
Book Value at end of period	9.03	8.66
Dividends per share	0.28	0.52

Sarasota Historical:
Net Income:
Basic	1.85	2.98
Diluted	1.67	2.68
Book Value at end of period	21.64	20.12
Dividends per share	0.10	—

BancGroup—Pro Forma Combined
Income from Continuing Operations:
Basic	0.59	1.17
Diluted	0.59	1.16
Book Value at end of period	9.13	N/A

BancGroup-Pro Forma Combined Per Equivalent Sarasota Share:
Income from Continuing Operations: (a)
Basic	2.62	5.21
Diluted	2.62	5.16
Book Value at end of period (a)	40.62	N/A
Dividends per share (b)	1.25	2.31

N/A	Not applicable due to the fact that the pro forma balance sheet is only calculated at June 30, 2003 which assumes the transaction consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.

(a)	Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the exchange ratio so that the per share amounts are equated to the respective values for one share of Sarasota BanCorporation. For these pro forma equivalent share amounts, a 4.4491 BancGroup common stock exchange ratio is utilized (which is the exchange ratio that would have been used if the merger had been completed on June 30, 2003).

(b)	Pro forma equivalent dividends per share are shown at BancGroup’s common stock dividend per share rate multiplied by the 4.4491 exchange ratio per share of Sarasota BanCorporation common stock. BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup’s actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We and BancGroup make forward-looking statements in this document and in BancGroup’s and Sarasota’s public documents. When we or BancGroup use words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions we or BancGroup refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement-prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our and BancGroup’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industries, while other factors apply directly to us or BancGroup. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	expected cost savings from reorganization into BancGroup are not fully realized;

•	deposit attrition, customer loss, or revenue loss following the reorganization into BancGroup are greater than expected;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry;

•	changes in the interest rate environment which reduce margins;

•	general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation or deflation;

•	acts of terrorism, such as the events of September 11, 2001, and war; and

•	changes in the securities markets.

Many of these factors are beyond our control and beyond the control of BancGroup. For a discussion of factors that could cause BancGroup’s actual results to differ, please see the discussions in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the period ended March 31, 2003.

THE SPECIAL MEETING

General

This Proxy Statement-Prospectus is being furnished to the shareholders of Sarasota BanCorporation, Inc. (“Sarasota”) in connection with the solicitation of proxies by the Board of Directors of Sarasota for use at the special meeting of the shareholders of Sarasota to be held on             , 2003 (the “Special Meeting”) and at any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed merger of Sarasota with and into BancGroup (the “Merger”). BancGroup will be the surviving corporation in the Merger.

The Board of Directors of Sarasota believes that the Merger is in the best interests of the Sarasota shareholders and unanimously recommends that shareholders vote “FOR” the Agreement (item 1 on the proxy card).

This Proxy Statement-Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup common stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

Record Date; Shares Entitled to Vote; Vote Required for the Merger

The Board of Directors of Sarasota has fixed the close of business on             , 2003, as the date for the determination of shareholders entitled to vote at the Special Meeting (the “Record Date”). There were 427 record holders of Sarasota common stock and 589,000 shares of Sarasota common stock outstanding, each entitled to one vote per share, as of the Record Date. As of the date of this Proxy Statement-Prospectus, Sarasota was obligated to issue up to an additional 64,216 shares of Sarasota common stock upon the exercise of outstanding Sarasota options.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Sarasota common stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until Sarasota shareholders holding the requisite number of shares of Sarasota common stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of Sarasota common stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes “FOR” or “AGAINST” the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast “AGAINST” the Agreement. Each holder of record of shares of Sarasota common stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

As of the Record Date, directors of Sarasota owned 236,189 shares of Sarasota common stock representing approximately 40.1% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Agreement. Accordingly, if these individuals vote as they have agreed with BancGroup, then the Agreement will be approved if holders of 58,312 of the remaining shares (9.9% of the total outstanding) also vote to approve it.

If the Agreement is approved at the Special Meeting, Sarasota is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See “The Merger—Conditions of Consummation of the Merger.”

THE BOARD OF DIRECTORS OF SARASOTA URGES THE SHAREHOLDERS OF SARASOTA TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

Solicitation, Voting and Revocation of Proxies

In addition to soliciting proxies by mail, directors, officers and other employees of Sarasota, without receiving special compensation therefor, may solicit proxies from the shareholders of Sarasota by telephone, by e-mail or other electronic means, by facsimile or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of Sarasota common stock.

Sarasota will bear the cost of assembling and mailing this Proxy Statement-Prospectus and other materials furnished to its shareholders. Sarasota will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of Sarasota, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup common stock to be issued in connection with the Merger.

Shares of Sarasota common stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of Sarasota common stock represented by the proxy will be voted “FOR” the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of Sarasota as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the President of Sarasota, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the President of Sarasota, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of a proxy should be addressed to:

Sarasota BanCorporation, Inc.

2 North Tamiami Trail

Suite 100

Sarasota, Florida 34236

Attention: Christine L. Jennings, President and CEO

facsimile: (941) 365-0483

Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

The Board of Directors of Sarasota is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the approval of the Agreement. Proxies voted against the approval of the Agreement and abstentions will not be voted for an adjournment. See “Adjournment of the Special Meeting.”

Effect of Merger on Outstanding BancGroup Common Stock

At the consummation of the Merger, the “Market Value” of BancGroup’s Common Stock will be the average of the closing prices of the BancGroup common stock as reported by the New York Stock Exchange (“NYSE”) on each of the ten trading days ending on the trading day five trading days immediately preceding the Effective Date. Assuming that no dissenters’ rights of appraisal are exercised in connection with the Merger, that 589,000 shares of Sarasota common stock are outstanding on the Effective Date and the Market Value of BancGroup common stock is $13.31 or less then BancGroup will issue approximately 2,748,510 shares in connection with the Merger. The issuance of 2.7 million shares of BancGroup common stock would represent approximately 2% of the total number of shares of BancGroup common stock outstanding following the Merger, not counting any additional shares BancGroup may issue for reasons unconnected to the Merger. The average closing price for BancGroup common stock for the ten trading days ending on             , 2003 was $            . If the Market Value of BancGroup common stock is $             per share on the Effective Date, then BancGroup will issue approximately              million shares in connection with the Merger, which would represent approximately _% of the total number of shares of BancGroup common stock outstanding following the Merger, not counting any additional shares BancGroup may issue for reasons unconnected to the Merger.

THE MERGER

The following sets forth a summary of the material provisions of the Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A, and certain provisions of Florida law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix B. All Sarasota shareholders are urged to read the Agreement and the Appendices in their entirety.

General

The Agreement provides that, subject to approval by the shareholders of Sarasota, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at “Conditions to Consummation of the Merger,” Sarasota will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of Sarasota will cease, and BancGroup will succeed to the business formerly conducted by Sarasota.

Background of the Merger

Sarasota was organized in 1990 by businessmen and investors primarily located in Sarasota, Florida, with the intent of bringing community-style banking to Sarasota. From its opening in September 1992, Sarasota’s subsidiary, Sarasota Bank, grew steadily in Sarasota County.

In late 2001 and early 2002, management of Sarasota began discussing with the Board of Directors management’s projections for the continued growth of the company in the Sarasota market and the company’s corresponding need for capital. Management and the board discussed various alternatives for meeting the company’s forecasted capital needs, including conducting a securities offering or investigating the possibility of a business combination involving the company. In February 2002, the Sarasota board of directors formed a special committee to further investigate long-term planning and strategic alternatives for the company (the “Committee”). The Committee consists of the following members of the board of directors: Gilbert J. Wellman, Christine L. Jennings, Sam D. Norton, and Timothy J. Clarke. The alternatives to be considered by the Committee ranged from strategies related to raising additional capital, expansion into other markets or seeking a strategic partner for a business combination.

In October 2002, Mr. Wellman, Mr. Norton and Ms. Jennings met with representatives from a Florida-based bank holding company that had approached Sarasota regarding a potential business combination. Sarasota and this third party engaged in several discussions throughout the fall of 2002 but no formal negotiations commenced. Although the Committee met again with representatives from this financial institution in December 2002, the Committee determined that it would be appropriate for this institution to participate in the process along with any other financial institutions that might be contacted on behalf of Sarasota as discussed below.

On October 31, 2002, the Committee interviewed several investment banking firms regarding Sarasota’s pursuit of its strategic alternatives. On November 12, 2002, the Committee met separately with the investment banking firm of Keefe, Bruyette & Woods, Inc. (“KBW”). On that same day, the Committee authorized management to enter into an exclusive agreement with KBW to provide financial advisory services related to Sarasota’s evaluation of a possible sale to or merger with a large regional or national bank. Sarasota and KBW executed the exclusive agreement on November 25, 2002. Sarasota selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in evaluating and executing transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.

During January 2003, KBW conducted a due diligence investigation of Sarasota and worked with Sarasota’s management to prepare a Confidential Memorandum to send to prospective acquirors identified by KBW and approved by Sarasota. Through this process 12 regional and national banks were identified and contacted by KBW. In March 2003, 10 of the 12 institutions contacted signed confidentiality agreements and received the Confidential Memorandum. After approximately three weeks of review, three institutions submitted non-binding indications of interest. The Florida-based bank holding company discussed above did not submit an indication of interest. On March 25, 2003, KBW presented to the Committee a comprehensive analysis of the three banks along with each bank’s indication of interest. After a review of the proposed terms submitted by these banks, the Committee decided to commence further negotiations with a Florida-based bank holding company. After a few weeks, negotiations with this potential acquiror terminated and the Committee identified BancGroup as the most promising merger partner based on the price, the form of consideration, the proposed role of Sarasota’s management team and employees, and the fact that BancGroup is a leading financial holding company, headquartered in Montgomery, Alabama with affiliate banking operations in Alabama, Florida, Georgia, Tennessee, Texas and Nevada. In addition, BancGroup had recently entered the Sarasota market by acquiring a branch in 2001 and was seeking to expand its presence in the Southwest Florida market.

On April 29, 2003, the Committee met with representatives of BancGroup to discuss the details of a potential business combination. On May 7, 2003, BancGroup submitted a formal offer to acquire Sarasota, subject to customary closing conditions and completion of due diligence. During the week of May 26, 2003, BancGroup conducted an onsite due diligence investigation of Sarasota. Sarasota, with the assistance of its outside counsel, Smith, Gambrell and Russell, LLP, and KBW, continued negotiations with BancGroup through June 25, 2003. The parties exchanged a number of drafts of the merger agreement, written comments and response letters which resulted in a fixed price to Sarasota shareholders of $62.11 per share. The amount of shares of BancGroup common stock that each Sarasota shareholder would receive would be dependent upon the market value of BancGroup’s common stock in the days leading up to the merger. If the market value was $13.31 or less, each Sarasota shareholder would receive 4.6664 shares of BancGroup common stock for each share of Sarasota common stock plus a cash payment for each share of Sarasota common stock equal to $13.31 minus the market value of BancGroup common stock times 4.6664. If the market value was greater than $13.31, each Sarasota shareholder would receive a number of shares of BancGroup common stock equal to $62.11 divided by the market value of BancGroup common stock for each share of Sarasota common stock. The Committee believed that due to the uncertainty in the economy and other factors it was important to fix the price at $62.11.

A meeting of Sarasota’s Board of Directors was held on June 25, 2003, at which representatives of Smith, Gambrell & Russell and KBW were also present. Representatives of Smith, Gambrell & Russell reviewed and discussed with the board the terms of the proposed merger agreement, and representatives of KBW delivered and described that firm’s opinion that, as of the date of the meeting, the merger consideration to be received by the Sarasota shareholders was fair, from a financial point of view, to such shareholders. After discussion, the board unanimously approved the merger and authorized management of Sarasota to execute the merger agreement and take such further action as necessary to consummate the merger, subject to regulatory and shareholder approval.

Shortly following the conclusion of the board of directors meeting, the parties entered into the merger agreement. The parties announced the signing of the merger agreement on June 26, 2003.

Sarasota’s Reasons for the Merger

On June 25, 2003, the board of directors of Sarasota unanimously approved and adopted the merger agreement. The board of directors of Sarasota believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of Sarasota shareholders. The board of directors of Sarasota unanimously recommends that you vote to approve the merger.

In reaching its decision to adopt and recommend approval of the merger agreement, the board of directors of Sarasota considered a number of factors, including the following:

•	the overall terms of the proposed transaction;

•	the financial condition, results of operations, and future prospects of BancGroup;

•	our financial condition, results of operations, and future prospects;

•	the value of the consideration to be received by you relative to the book value, earnings and dividends per share of our common stock;

•	the competitive and regulatory environment for community banks generally;

•	the fact that the merger will enable you to exchange your shares of Sarasota common stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is widely held and actively traded;

•	that the merger will enable you to hold stock in a financial institution that has historically paid cash dividends to its shareholders for over 15 years;

•	the likelihood that we and BancGroup will receive the requisite regulatory approvals to perform the merger; and

•	the fact that we expect that the receipt of BancGroup stock (but not cash) in the merger will be a tax-free transaction for federal income tax purposes.

The foregoing discussion of the information and factors considered by the Sarasota board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the Sarasota board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

Each member of the board of directors of Sarasota has indicated that he or she intends to vote his or her shares of Sarasota common stock in favor of the Merger.

Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Sarasota engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to act as its exclusive financial advisor in connection with the Merger. KBW agreed to assist Sarasota in analyzing and effecting a transaction with BancGroup. Sarasota selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with Sarasota and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On June 25, 2003, Sarasota’s Board held a meeting to evaluate the proposed Merger with BancGroup. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the merger consideration in the Merger was fair to Sarasota and its shareholders from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. Sarasota’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the Board of Sarasota and addresses only the fairness, from a financial point of view, of the merger consideration to the Sarasota shareholders. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any Sarasota shareholder as to how the shareholder should vote at the Sarasota special meeting on the Merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the Agreement,

•	Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the three years ended December 31, 2002, 2001 and 2000 of Sarasota,

•	Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, 2001 and 2000 of BancGroup,

•	Certain interim reports to shareholders and Quarterly Reports on Form 10-QSB of Sarasota and certain other communications from Sarasota to its shareholders,

•	Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of BancGroup and certain other communications from BancGroup to its shareholders, and

•	Other financial information concerning the businesses and operations of Sarasota and BancGroup furnished to KBW by Sarasota and BancGroup for purposes of KBW’s analysis;

•	held discussions with members of senior management of Sarasota and BancGroup regarding

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for BancGroup and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	reviewed the publicly reported financial conditions and results of operations for Sarasota and compared them with those of certain other companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Sarasota as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for BancGroup and Sarasota are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of BancGroup or Sarasota, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Sarasota’s senior management. Sarasota does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the Merger will be completed substantially in accordance with the terms set forth in the Merger Agreement;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct;

•	each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the Merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

KBW further assumed that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Sarasota common stock or shares of BancGroup common stock will trade following the announcement of the Merger or the actual value of the shares of common stock of the combined company when issued pursuant to the Merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the Merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Sarasota and BancGroup. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Sarasota Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sarasota Board or management of Sarasota with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by KBW to the Sarasota Board on June 25, 2003 in connection with its June 25, 2003 oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Sarasota Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary.    KBW calculated the merger consideration to be paid as a multiple of Sarasota’s book value per share and last twelve months’ earnings and as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and Sarasota’s tangible equity divided by total domestic, non-brokered deposits less time deposit accounts greater than $100,000. The merger consideration was based on a fixed deal value of $39.9 million for 100% of Sarasota shares. Based on these assumptions and subject to the pricing formulas contained in the Merger Agreement, this analysis indicated that Sarasota shareholders would receive BancGroup stock worth $62.11 or a combination of BancGroup stock and cash worth $62.11 for each share of Sarasota common stock held, and that this amount would represent 299.1% of Sarasota’s book value per share, a core deposit premium of 30.1% and a multiple of price to latest twelve months’ earnings of 21.6 times. These results were based on Sarasota’s stated book value per share, core deposits and latest twelve months earnings as of March 31, 2003 of $20.77, $91.8 million and $1.8 million, respectively.

Selected Transaction Analysis.    KBW reviewed certain financial data related to a set of comparable regional bank transactions announced since December 31, 2001 with deal values between $30 million and $100 million (13 transactions).

KBW compared multiples of price to various factors for the BancGroup-Sarasota Merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions:

	Median	Low	High	BancGroup / Sarasota Merger
Price / Stated Book Value	209.9%	165.7%	367.5%	299.1%
Core Deposit Premium	18.1	11.8	38.0	30.1
Price / Latest Twelve Months’ Earnings	20.9x	14.5x	27.2x	21.6x

KBW also analyzed the financial data for the period ended March 31, 2003 for Sarasota and reporting period prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets:

	Median	Low	High	Sarasota
Equity / Assets	9.06%	6.58%	14.31%	7.44%
Non-Performing Assets / Assets	0.60	0.08	2.32	0.64
Return on Average Assets (Year-to-Date Annualized)	1.12	0.45	2.07	1.19
Return on Average Equity (Year-to-Date Annualized)	11.96	4.86	22.20	15.70
Efficiency Ratio (Latest Twelve Months)	65	36	78	47

No company or transaction used as a comparison in the above analysis is identical to BancGroup, Sarasota or the Merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, KBW estimated the present value of the future stream of dividends that Sarasota could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management. KBW then estimated the terminal values for Sarasota stock at the end of the period by applying multiples ranging from 12.0x to 16.0x projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 10.0% to 14.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Sarasota common stock. This discounted dividend analysis indicated reference ranges of between $42.05 and $63.87 per share of Sarasota common stock. These values compare to the consideration offered by BancGroup to Sarasota in the Merger of $62.11 per share of Sarasota common stock.

Relative Stock Price Performance.    KBW also analyzed the price performance of BancGroup common stock from December 31, 2000 to June 20, 2003 and compared that performance to the performance of the Philadelphia Exchange/Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major commercial and savings banks stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX”. This analysis indicated the following cumulative changes in price over the period:

BancGroup	42.4%
Keefe Bank Index	(1.7)

Selected Peer Group Analysis.    KBW compared the financial performance and market performance of BancGroup to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

•	earnings performance,

•	operating efficiency,

•	capital, and

•	asset quality; and

•	various measures of market performance including:

•	price to book value,

•	price to earnings, and

•	dividend yield.

To perform this analysis, KBW used the financial information as of and for the quarter ended March 31, 2003 and market price information as of June 24, 2003. The 11 companies in the peer group were BancorpSouth, Inc., Compass Bancshares, Inc., F.N.B. Corporation, First Citizens BancShares, Inc., First Tennessee National Corporation, Hibernia Corporation, National Commerce Financial Corporation, The South Financial Group, Inc., Synovus Financial Corp., Trustmark Corporation and Whitney Holding Corporation. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning BancGroup’s financial performance:

Selected Peer Group:

	Median	Low	High	BancGroup
Return on Average Equity (GAAP)	15.80%	7.47%	27.34%	13.17%
Return on Average Assets (GAAP)	1.39	0.61	2.04	0.93
Return on Average Tangible Equity (Cash)	20.43	8.62	31.23	17.58
Return on Average Tangible Assets (Cash)	1.43	0.63	2.08	0.96
Net Interest Margin	4.21	3.32	4.63	3.42
Efficiency Ratio	60	51	75	58
Leverage Ratio	8.24	6.04	10.56	6.58
Equity / Assets	8.12	7.10	12.41	6.85
Loans / Deposits	90	73	111	126
Non-Performing Assets / Assets	0.43	0.20	0.78	0.50
Loan Loss Reserve / Non-Performing Assets	196	99	451	175
Loan Loss Reserve / Total Loans	1.42	0.87	1.77	1.17

KBW’s analysis showed the following concerning BancGroup’s market performance:

Selected Peer Group:

	Median	Low	High	BancGroup
Price / Stated Book Value Per Share	193%	106%	320%	158%
Price / Tangible Book Value Per Share	273	120	361	207
Price / 2003 GAAP Estimated Earnings Per Share	13.3x	11.0x	17.1x	11.6x
Price / 2003 Cash Estimated Earnings Per Share	12.8	10.9	17.0	11.3
Price / 2004 GAAP Estimated Earnings Per Share	12.2	9.9	15.3	11.1
Price / 2004 Cash Estimated Earnings Per Share	11.9	9.8	15.2	10.9
Dividend Yield	3.1%	1.1%	3.7%	4.1%

KBW also compared the financial performance of Sarasota to those of a group of comparable banks. The comparisons were based on:

•	various financial measures including:

•	earnings performance,

•	operating efficiency,

•	capital, and

•	asset quality.

To perform this analysis, KBW used the financial information as of and for the quarter ended December 31, 2002 for the comparable banks and March 31, 2003 for Sarasota. The 14 companies in the peer group included select banks in Florida with assets between $200 million and $300 million. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning Sarasota’s financial performance:

Selected Peer Group:

	Median	Low	High	Sarasota
Return on Average Equity (GAAP)	9.69%	3.02%	18.70%	15.70%
Return on Average Assets (GAAP)	1.05	0.13	1.36	1.19
Return on Average Tangible Equity (Cash)	10.13	3.02	18.70	15.70
Return on Average Tangible Assets (Cash)	1.05	0.13	1.36	1.19
Net Interest Margin	4.37	2.11	5.65	3.91
Efficiency Ratio	63	49	91	47
Leverage Ratio	8.20	5.46	14.24	7.42
Equity / Assets	7.95	3.86	14.02	7.44
Loans / Deposits	77	27	88	92
Non-Performing Assets / Assets	0.30	0.07	2.53	0.64
Loan Loss Reserve / Non-Performing Assets	106	29	731	163
Loan Loss Reserve / Total Loans	1.21	0.62	1.50	1.42

Contribution Analysis.    KBW analyzed the relative contribution of each of Sarasota and BancGroup to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months’ earnings and estimated 2004 earnings. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed 100% of the aggregate deal value is in the form of BancGroup stock and was based on BancGroup’s closing price of $13.75 on June 24, 2003. The results of KBW’s analysis are set forth in the following table:

Category	BancGroup	Sarasota
Assets	99.0%	1.0%
Gross Loans	99.0	1.0
Deposits	98.6	1.4
Equity	98.9	1.1
Tangible Equity	98.5	1.5
Latest Twelve Months’ Earnings (GAAP)	98.7	1.3
2004 Estimated Earnings (GAAP)	98.5	1.5
Estimated Pro Forma Ownership	97.9	2.1

Financial Impact Analysis.    KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Merger would have on certain projected financial results of the pro forma company. This analysis indicated that the Merger is expected to be dilutive to BancGroup’s estimated GAAP and cash earnings per share in 2004 and 2005. This analysis was based on First Call’s 2004 published earnings estimates for BancGroup and estimated cost savings equal to 14.0% of Sarasota’s projected non-interest expenses. BancGroup’s 2005 earnings and Sarasota’s 2004 and 2005 earnings were projected by KBW. For all of the above analyses, the actual results achieved by the pro forma company following the Merger will vary from the projected results and the variations may be material.

Other Analyses.    KBW reviewed the relative financial and market performance of BancGroup and Sarasota to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for BancGroup.

The Sarasota Board has retained KBW as an independent contractor to act as financial advisor to Sarasota regarding the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Sarasota and BancGroup. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sarasota and BancGroup for KBW’s own account and for the accounts of its customers.

Sarasota and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the Merger. Sarasota has agreed to pay KBW at the time of closing a cash fee equal to 1.0% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Sarasota in the transaction. Pursuant to the KBW engagement agreement, Sarasota also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Recommendation of the Board of Directors of Sarasota

The Board of Directors of Sarasota has determined that the Agreement is in the best interest of Sarasota shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SARASOTA VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT.

BancGroup’s Reasons for the Merger

The Executive Committee of the Board of Directors of BancGroup has unanimously approved the Merger and the Agreement, and BancGroup’s Board of Directors has ratified such approval. The Merger will allow BancGroup to expand its banking operations in the Sarasota market area. BancGroup currently operates a commercial bank with 106 branches in Florida. The Board of Directors of BancGroup believes that the combination with Sarasota is consistent with its current expansion strategy.

In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of Sarasota and Sarasota Bank (the “Bank”), including its capital and asset quality; (ii) similarities in the philosophies of BancGroup and Sarasota, including the commitment of Sarasota to delivering high quality personalized financial services to its customers; and (iii) the extensive knowledge of, and experience in, the Sarasota, Florida market area that has been demonstrated by the management of Sarasota.

Interests of Certain Persons in the Merger

Certain members of the management and Boards of Directors of Sarasota and the Bank may be deemed to have certain interests in the Merger in addition to their interest as shareholders of Sarasota generally. The Board of Directors of Sarasota was aware of these interests and considered them, among other matters, in unanimously approving the Agreement.

Cash-out of Options.    As of the date of this Proxy Statement-Prospectus, Sarasota had outstanding options (the “Sarasota Options”) which entitle the holders thereof to acquire up to 64,216 shares of Sarasota common stock. Each holder of a Sarasota Option has agreed with BancGroup to exchange his or her Sarasota Options for a cash payment equal to $62.11 multiplied by the number of shares of Sarasota common stock that would have issued if such Sarasota Option had been exercised less the aggregate exercise price. See “The Merger—Treatment of Sarasota Options.”

Employees.    BancGroup has also entered into an employment agreement with Christine L. Jennings. This employment agreement only becomes effective upon the consummation of the Merger. Ms. Jennings’

employment agreement provides that she will, among other things, act as President of Colonial Bank’s Sarasota County operation for a base salary of $175,000. This agreement also provides that Ms. Jennings will receive a transition fee of $48,000 so long as she is still employed by Colonial Bank one year after the completion of the Merger. Additionally, Ms. Jennings will receive a car allowance of $700 per month and reimbursement for civic and/or social clubs up to $6,300 per year. Ms. Jennings’ employment agreement also makes her eligible to receive options to purchase 10,000 shares of BancGroup common stock. The exercise price for such options will be the market value of BancGroup common stock on the date of grant. These options will vest ratably over a five year period. The term of the employment agreement is two years beginning on the Effective Date. BancGroup may terminate the employment agreement prior to that date by paying Ms. Jennings a cash payment equal to the total salary that would otherwise be paid for the remainder of the term of the employment agreement. The employment agreement also provides that Ms. Jennings will not compete against BancGroup in the Florida county of Sarasota County, or any county contiguous to Sarasota county for two years following the termination of the employment agreement.

BancGroup has also entered into an employment agreement with Paul D. Thatcher. This employment agreement only becomes effective upon the consummation of the Merger. Mr. Thatcher’s employment agreement provides among other things, for a base salary of $107,640, and a car allowance of $500 per month. Mr. Thatcher’s employment agreement also makes him eligible to receive options to purchase 2,500 shares of BancGroup common stock. The exercise price for such options will be the market value of BancGroup common stock on the date of grant. These options will vest ratably over a five year period. The term of the employment agreement is one year beginning on the Effective Date. BancGroup may terminate the employment agreement prior to that date by paying Mr. Thatcher a cash payment equal to the total salary that would otherwise be paid for the remainder of the term of the employment agreement. The employment agreement also provides that Mr. Thatcher will not compete against BancGroup in the Florida county of Sarasota County, or any county contiguous to Sarasota county for two years following the termination of the employment agreement.

Pursuant to their currently existing employment agreements with Sarasota, Ms. Jennings and Mr. Thatcher are expected to receive cash payments of $450,000 and $161,460, respectively, at the closing of the merger.

As an inducement to stay employed with Sarasota Bank at least until the closing of the Merger, certain employees of Sarasota Bank may be paid a bonus on the Effective Date. The aggregate amount of such bonuses will not exceed $100,000.

On the Effective Date, all employees of Sarasota will, at BancGroup’s option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank’s severance policy. All employees of Sarasota who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup’s employees.

Indemnification.    Under the Agreement, BancGroup has agreed for a period of six years to indemnify the directors and executive officers of Sarasota against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that Sarasota would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

Affiliate Agreements.    Sarasota’s directors have entered into “affiliate agreements” with BancGroup regarding various issues associated with the merger. These agreements provide that the director will, among other things:

•	agree to vote his or her shares for the merger;

•	not distribute BancGroup common stock issued in connection with the merger except in accordance with certain rules of the SEC; and

•	support the business of Colonial Bank after the merger.

Additionally, Sarasota’s directors who are not also employees of Sarasota agreed generally not to compete with Colonial Bank for a period of two years after the effective date of the Merger and will be entitled to receive cash payments ranging from $10,000 to $55,000 for these non-compete agreements. The aggregate amount of such payments is $400,000.

Conversion of Sarasota Common Stock

The Agreement provides for the Merger of Sarasota with and into BancGroup, with BancGroup to be the surviving corporation. On the Effective Date, each share of Sarasota common stock outstanding and held by the Sarasota shareholders (except shares as to which dissenters’ rights are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup common stock (the “Merger Consideration”). If the Market Value is less than $13.31, then each share of Sarasota common stock outstanding at the Effective Date shall be converted into 4.6664 shares of BancGroup common stock plus the right to receive a cash payment (without interest) of $13.31 minus the Market Value for each share of Sarasota common stock times 4.6664. If the Market Value is equal to or greater than $13.31, then each share of Sarasota common stock shall be converted into the number of shares of BancGroup common stock equal to $62.11 divided by the Market Value. The Market Value shall be the average of the closing prices of the BancGroup common stock as reported by the NYSE on each of the ten trading days ending on the trading day five trading days immediately preceding, and not including the Effective Date. The appropriate ratio that is used to calculate the Merger Consideration based upon the Market Value as set forth above is referred to as the “Exchange Ratio.” Accordingly, based upon the 589,000 shares of Sarasota common stock outstanding as of the date of this Proxy Statement-Prospectus, and assuming the exercise of no Sarasota Options and that the Market Value of BancGroup common stock is equal to $             (which was the average closing price for the ten trading days ending on             , 2003), the number of shares of BancGroup common stock that may be issued in the Merger would be approximately      million shares.

No fractional shares of BancGroup common stock will be issued in connection with the Merger. Each shareholder of Sarasota otherwise entitled to receive a fractional share of BancGroup common stock will receive instead a cash payment (without interest) equal to such fractional interest multiplied by the Market Value.

The average closing price of BancGroup common stock for the ten trading days ending on             , 2003 was $            . Therefore, upon the Effective Date, if the Market Value is equal to $            , then each share of Sarasota common stock will be converted into      shares of BancGroup common stock. As a result, a shareholder of Sarasota who owns 500 shares of Sarasota common stock would be entitled to receive              shares of BancGroup common stock (500 multiplied by     ), plus cash in lieu of the fractional interest. Shareholders are advised to obtain current market quotations for BancGroup common stock. The Market Value of BancGroup common stock at the Effective Date, or on the date on which certificates representing such shares are received by Sarasota shareholders, may be higher or lower than the market price of BancGroup common stock as of the Record Date or at the time of the Special Meeting.

If the merger is not completed prior to the record date for BancGroup’s regular quarterly cash dividend that is anticipated to be declared on October 15, 2003, with a record date of October 24, 2003, if such dividend is actually declared, then after the completion of the merger, each Sarasota shareholder will receive a cash payment equal to the per share amount of such dividend multiplied by the number of shares of BancGroup common stock that such shareholder receives after the completion of the merger.

The Agreement provides that if, prior to the Effective Date, BancGroup common stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup common stock, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup common stock into which the Sarasota common stock will be converted in the Merger.

Surrender of Sarasota Common Stock Certificates

On the Effective Date and subject to the conditions described at “Conditions to Consummation of the Merger,” Sarasota shareholders (except those shareholders who perfect dissenters’ rights under applicable law) will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup common stock, as described herein. Outstanding certificates representing shares of the Sarasota common stock will represent shares of BancGroup common stock. Thereafter, upon surrender of the certificates formerly representing shares of Sarasota common stock, the holders will be entitled to receive certificates for the BancGroup common stock. Dividends on the shares of BancGroup common stock will accumulate without interest and will not be distributed to any former shareholder of Sarasota unless and until such shareholder surrenders for cancellation his certificate for Sarasota common stock. SunTrust Bank, transfer agent for BancGroup common stock, will act as the Exchange Agent with respect to the shares of Sarasota common stock surrendered in connection with the Merger. The Exchange Agent will mail a detailed explanation of these arrangements to Sarasota shareholders promptly following the Effective Date. Stock certificates should not be sent to the Exchange Agent until such notice is received.

Treatment of Sarasota Options

Cash-out of Options.    As of the date of this Proxy Statement-Prospectus, Sarasota had granted options to three employees (the “Sarasota Options”), which entitle the holders thereof to acquire up to 64,216 shares of Sarasota common stock. Christine L. Jennings holds options to purchase 36,715 shares, Paul D. Thatcher holds options to purchase 25,001 shares and Susan Flynn holds options to purchase 2,500 shares of Sarasota common stock. Each holder of Sarasota Options has agreed with BancGroup to exchange his or her Sarasota Options for the right to receive a cash payment on the Effective Date. The amount of such cash payment is equal to $62.11 multiplied by the number of shares of Sarasota common stock that would have been issued if such Sarasota Options had been exercised less the aggregate exercise price. Pursuant to these agreements, Christine L. Jennings, Paul D. Thatcher and Susan Flynn are expected to receive $1,867,228, $1,248,468 and $125,025 respectively, at the completion of the Merger in exchange for their Sarasota options.

The Sarasota Options are issuable pursuant to the Sarasota BanCorporation 1998 Stock Option Plan, (the “Option Plan”). The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor subject to the Employee Retirement Income Security Act of 1974. Sarasota Options are not transferable except under the laws of descent and distribution or the prior approval of the Sarasota Board of Directors.

The Sarasota Options are “incentive stock options” under Section 422 of the Internal Revenue Code. Upon exercise of such an option, ordinary income would not normally result to the optionee even if the price of the options is lower than the fair market value of the stock subject to the option at the date of exercise provided certain timing requirements are met. However, income could be recognized for alternative minimum tax purposes upon a exercise. No income for regular federal income tax purposes would be realized until the holder actually sells the stock obtained through the exercise of incentive stock options as long as such stock is held long enough. The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. Holders of Sarasota options should contact their own professional tax advisors for advice concerning their particular tax situation.

Other Matters.    It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of Sarasota Options held. Option holders may obtain such information from BancGroup at the address given above on page 7 of this Proxy Statement-Prospectus.

Certain Federal Income Tax Consequences

The Merger is intended to qualify as a “reorganization” for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). The obligation of each of Sarasota and BancGroup to consummate the Merger is conditioned on the receipt of an opinion from PricewaterhouseCoopers LLP, BancGroup’s independent public accountant, to the effect that the Merger will constitute such a reorganization. BancGroup has received this opinion. In delivering its opinion, PricewaterhouseCoopers LLP received and relied upon certain representations contained in certificates of officers of BancGroup and Sarasota and certain other information, data, documentation and other materials as it deemed necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that Sarasota has no knowledge of any plan or intention on the part of the Sarasota shareholders to sell or dispose of BancGroup common stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the Sarasota common stock outstanding immediately upon consummation of the Merger.

Neither Sarasota nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the Merger. Shareholders of Sarasota should be aware that the opinion from PricewaterhouseCoopers LLP will not be binding on the IRS or the courts. Shareholders of Sarasota also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to Sarasota shareholders who exchange their shares of Sarasota common stock for shares of BancGroup common stock:

(i)    No gain or loss will be recognized by BancGroup or Sarasota as a result of the Merger;

(ii)    The Sarasota shareholders will not recognize any gain related to BancGroup common stock received in exchange for their shares of Sarasota common stock. The Sarasota shareholders will recognize gain, but in an amount not in excess of the fair market value of the consideration, other than BancGroup common stock, received in exchange for their shares of Sarasota common stock. This gain may be characterized as capital gain or ordinary income.

(iii)    The tax basis of the BancGroup common stock received by each Sarasota shareholder will equal the tax basis of such shareholder’s Sarasota shares surrendered in the Merger, decreased by the fair market value of the consideration (other than BancGroup common stock) and the amount of cash received by such Sarasota shareholder in the Merger and increased by (i) the amount of gain, if any, recognized by such Sarasota shareholder on the receipt of such other consideration and (ii) the amount, if any, which is treated as a dividend;

(iv)    The holding period of the BancGroup common stock received by the Sarasota shareholders will include the holding period during which the Sarasota common stock surrendered in exchange therefore was held, provided that such stock is held as a capital asset in the hands of the Sarasota shareholders on the date of the exchange under Internal Revenue Code Section 1223(1); and

(v)    The cash received by a Sarasota shareholder in lieu of a fractional share interest of BancGroup common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup stock which he or she would otherwise be entitled to receive and will qualify for either capital gain or loss treatment, provided that such stock is held as a capital asset in the hands of the Sarasota shareholder on the date of the exchange under Internal Revenue Code Section 1223(1).

Each Sarasota shareholder will be required to report on such shareholder’s federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup common stock in a reorganization.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF SARASOTA, TO SARASOTA AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE

TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF SARASOTA COMMON STOCK AS “CAPITAL ASSETS” WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF SARASOTA COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF SARASOTA OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. SARASOTA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

Other Possible Consequences

If the Merger is consummated, the shareholders of Sarasota, a Florida corporation, will become shareholders of BancGroup, a Delaware business corporation. For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to Sarasota common stock as compared with BancGroup common stock, see “Comparative Rights of Stockholders.”

Conditions to Consummation of the Merger

The parties’ respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

The obligations of Sarasota and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Sarasota common stock; (ii) the notification to, or approval of the Merger by, the Board of Governors of the Federal Reserve System, and the Florida Department of Banking and Finance; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or to obtain divestiture, rescission or damages in connection with the Merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the Merger no later than March 31, 2004; and (vi) receipt of opinions of counsel regarding certain matters. The Agreement permits the parties to waive, in writing, conditions for the consummation of the Merger other than those required by law.

The obligation of Sarasota to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup common stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Sarasota; (ii) the number of shares as to which holders of Sarasota common stock exercise dissenters’ rights not exceeding 10% of the outstanding shares of Sarasota common stock; (iii) the accuracy in all material respects of the representations and warranties of Sarasota contained in the Agreement, (iv) the performance by Sarasota of all of its covenants and agreements under the Agreement, including certain restrictions on Sarasota’s conduct of its business; and (v) the receipt of the consent to the Merger and assignment of lease of the lessor of Sarasota’s office.

It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction of each party of all representations, warranties and covenants, will either be satisfied or waived by the parties. The Agreement provides that each of Sarasota and BancGroup may waive all conditions to its respective obligation to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and approval of the Agreement by the shareholders of Sarasota. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of Sarasota and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

Amendment or Termination of Agreement

To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after approval of the Agreement by the holders of Sarasota common stock, no amendment decreasing the consideration to be received by Sarasota shareholders may be made without the further approval of such shareholders. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after approval of the Agreement by the shareholders of Sarasota, by the mutual consent of the respective Boards of Directors of Sarasota and BancGroup or by the Board of Directors of either BancGroup or Sarasota under certain circumstances including, but not limited to: (i) a material breach which cannot or has not been cured within 30 days of notice of such breach being given by the non-breaching party, (ii) failure to consummate the transactions contemplated under the Agreement by March 31, 2004, provided that such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate and (iii) if Sarasota enters into a binding agreement with any third party to merge with, or sell control to, that third party. In that event, BancGroup will have the right to receive a payment of $2,500,000 from Sarasota or its acquiror.

Commitment with Respect to Other Offers

Until the earlier of the Effective Date or, subject to certain limitations, the termination of the Agreement, neither Sarasota nor any of its directors or officers (or any person representing any of the foregoing) may solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Sarasota or any business combination involving Sarasota (collectively, an “Acquisition Proposal”) other than as contemplated by the Agreement. Sarasota is required to notify BancGroup immediately if any such inquiries or proposals are received by Sarasota, if any such information is requested from Sarasota, or if any such negotiations or discussions are sought to be initiated with Sarasota. Sarasota is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. Sarasota may communicate information about an Acquisition Proposal to its shareholders if and to the extent that Sarasota’s legal counsel advises Sarasota that it is required to do so in order to comply with its legal obligations.

If Sarasota enters into a letter of intent or a definitive agreement to be acquired by any party other than BancGroup prior to the closing of the merger or the termination of the Agreement, or, under certain circumstances, if Sarasota is acquired by a party other than BancGroup within twelve months after the termination of the Agreement, then BancGroup shall be entitled to receive a payment of $2,500,000 (the “Termination Fee”). Such payment shall compensate BancGroup for its direct and indirect costs and expenses associated with pursuing the merger and BancGroup’s loss as a result of the failure to complete the merger. The Termination Fee may also have the effect of increasing the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of Sarasota while BancGroup is seeking to consummate the Merger.

Regulatory Approvals

An application must be filed with the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated pursuant thereto for its prior approval of the Merger In addition, approval of the Merger must be obtained from the Florida Department of Banking and Finance (the “Florida Department”).

Simultaneously with or subsequent to the Merger, it is anticipated that Sarasota Bank will be merged with and into Colonial Bank (the “Bank Merger”). Prior to the consummation of the Bank Merger, the approval of the Bank Merger by the Office of the Comptroller of the Currency (the “OCC”) must be obtained, and notice of the Bank Merger must be filed with the Florida Department. With respect to the Bank Merger, an application will be filed with the OCC, and a notification will be filed with the Florida Department, on or about August 15, 2003. With respect to the Merger, an application will be filed with the Federal Reserve and an application will be filed with the Florida Department on or about August 15, 2003. The regulatory approval process is expected to take approximately six weeks from this date.

It should be noted that Colonial Bank filed an application with the OCC to convert from an Alabama state-chartered bank to a national bank on July 2, 2003. The application was approved by a letter dated July 30, 2003. Colonial Bank anticipates that the actual conversion will take place on or around August 8, 2003. In anticipation of becoming a national bank, Colonial Bank will file its application to merge with Sarasota Bank with the OCC.

Federal Reserve Approval.    Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the approval of the Federal Reserve must be obtained prior to completion of the Merger. The Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BancGroup, its subsidiaries, any banks related to BancGroup through common ownership or management, and the Bank. Finally, the Federal Reserve will consider the convenience and needs of the communities to be served and the compliance records of Colonial Bank and the Bank under the Community Reinvestment Act.

In addition, the Federal Reserve is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an “Interstate Acquisition”), without regard to whether such transaction is prohibited under the law of any state. However, if the law of the state in which the target bank is located requires the target bank to have been in existence for some minimum period of time, the Federal Reserve is prohibited from approving an application by a bank holding company to acquire such target bank if such target bank does not satisfy this state law requirement, so long as the state law specifying such minimum period of time does not specify a period of more than five years.

Also, the Federal Reserve is prohibited from approving an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits of insured depository institutions in the United States. Finally, subject to certain exceptions, the Federal Reserve may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve’s approval of the Merger. During such period, the United States Department of Justice, should it object to the merger for antitrust reasons, may challenge the consummation of the Merger.

Florida Department Approval.    The Florida Department must approve the change of control of the Bank which would be effected by the Merger. Under Section 658.28 of the Florida Banking Code, the Florida Department shall issue a Certificate of Approval for a change of control of a Florida state bank only after it has made an investigation and has determined that the proposed new owner of a controlling interest of such Florida state bank is qualified by reputation, character, experience and financial responsibility to control and operate the bank in a legal and proper manner and that the interest of the other shareholders, if any, and the depositors and creditors of the Bank and the interest of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management.

In addition, pursuant to Section 658.295 of the Florida Banking Code, the Florida Department shall not permit the Merger unless the Bank has been in existence and continuously operating, on the date of its acquisition, for more than three years. Also, the Florida Department shall not permit the Merger if, upon consummation of the transaction, BancGroup, including all of its insured depository institutions that would be “affiliates,” as defined in 12 U.S.C. (S) 1841 (k), would control 30% or more of the total amount of deposits held by all insured depository institutions in the State of Florida.

OCC Approval.    Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) and OCC regulations promulgated pursuant thereto, the OCC’s prior approval of the Bank Merger must be obtained. The OCC is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the OCC is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The OCC is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served. Finally, the OCC will consider the compliance records of the applicant bank and target bank under the Community Reinvestment Act.

In that the Bank Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Bank Merger. For example, the OCC is prohibited from approving the Bank Merger if the bank resulting from the Bank Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The OCC is also prohibited from approving the Bank Merger if either party to the Bank Merger has a branch in any state in which any other bank involved in the Bank Merger has a branch, and the resulting bank, upon consummation of the Bank Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the OCC may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the OCC determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Bank Merger.

The Bank Merger Act and the OCC regulations promulgated pursuant thereto provide for the publication of notice and public comment on the application and authorizes the OCC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the Bank Merger. The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the OCC’s approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Bank Merger for antitrust reasons, may challenge the consummation of the Bank Merger.

The merger agreement provides that the obligation of each of BancGroup and Sarasota to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals to merge Sarasota with and into BancGroup. The approval of the Bank Merger is not required to consummate the Merger. There can be no assurance that the applications necessary for BancGroup to consummate the Merger will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

Any approval received from bank regulatory agencies reflects only their view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

BancGroup is not aware of any governmental approvals or actions that may be required for consummation of the Merger except for the prior approval of the Federal Reserve and the Florida Department. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

Supervision and Regulation

As discussed above, Colonial Bank is currently an Alabama state-chartered bank and a member of the Federal Reserve. As a state member bank, Colonial Bank is currently subject to supervision and examination by the Federal Reserve and the Alabama State Banking Department.

Colonial Bank filed an application with the OCC to convert to a national bank on July 2, 2003. The application was approved by the OCC by a letter dated as of July 30, 2003. If Colonial Bank consummates the conversion to a national bank, it will no longer be subject to supervision and examination by the Federal Reserve and the Alabama State Banking Department. Rather, upon conversion, it will become subject to supervision and examination by the OCC.

Conduct of Business Pending the Merger

The Agreement contains certain restrictions on the conduct of the business of Sarasota pending consummation of the Merger. The Agreement prohibits Sarasota from taking, without the prior written consent of

BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and Sarasota:

(i)    Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of Sarasota common stock issued upon the exercise of Sarasota Options;

(ii)    Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(iii)    Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(iv)    Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

(v)    Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

(vi)    Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

(vii)    Waiving any rights of value which in the aggregate are material considering the business as a whole;

(viii)    Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(ix)    Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee, except that Sarasota may pay a special retention bonus to certain employees if such employees are still employed by Sarasota at the completion of the merger and as long as the aggregate of such bonuses does not exceed $100,000;

(x)    Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(xi)    Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

(xii)    Entering into any other material transaction other than in the ordinary course of business; and

(xiii)    Agreeing in writing, or otherwise, to take any action described in clauses (i) through (xii) above.

The Agreement provides that prior to the Effective Date, no director or officer of Sarasota or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Sarasota or its subsidiaries.

The Agreement also provides that (i) at the request of BancGroup, Sarasota will consult with BancGroup and advise BancGroup in advance of all loan requests outside the ordinary course of business or in excess of

$250,000 that are not single-family residential loan requests; and (ii) Sarasota will consult with BancGroup respecting business issues that Sarasota believes should be brought to the attention of BancGroup.

Indemnification

BancGroup has agreed to indemnify for six years present and former directors and officers of Sarasota and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the maximum extent provided in the FBCA and the Articles of Incorporation and Bylaws of Sarasota.

Rights of Dissenting Shareholders

Holders of Sarasota common stock as of the Record Date are entitled to dissenters’ rights of appraisal under Florida law. Consummation of the Merger is subject to, among other things, the holders of no more than 10% of the outstanding Sarasota common stock electing to exercise their dissenters’ rights. Pursuant to Section 607.1320 of the FBCA, a Sarasota shareholder who does not wish to accept the shares of BancGroup common stock to be received pursuant to the terms of the Agreement may dissent from the Merger and elect to receive the fair value of his shares as of the day prior to the date the Merger is approved by Sarasota shareholders. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable.

In order to exercise appraisal rights, a dissenting shareholder of Sarasota (a “Dissenting Shareholder”) must strictly comply with the statutory procedures of Sections 607.1320, 607.1301 and 607.1302 of the FBCA, which are summarized below. A copy of the full text of those Sections is attached hereto as Appendix B. Shareholders of Sarasota are urged to read Appendix B in its entirety and to consult with their legal advisors. Each shareholder of Sarasota who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal.    The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBCA attached hereto as Appendix B.

1.    A Dissenting Shareholder must file with Sarasota, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger will not alone be deemed to be the written notice of intent to demand payment. A Dissenting Shareholder need not vote against the Merger, but cannot vote for the Merger.

2.    Within ten days after the vote on the Merger is taken, Sarasota must give written notice of the authorization of the Merger, if obtained, to each Sarasota shareholder who filed notice of intent to demand payment for his shares. WITHIN 20 DAYS AFTER THE GIVING OF THE FOREGOING NOTICE BY SARASOTA, EACH DISSENTING SHAREHOLDER MUST FILE WITH SARASOTA A NOTICE OF ELECTION TO DISSENT, STATING HIS OR HER NAME AND ADDRESS, THE NUMBER OF SHARES AS TO WHICH HE OR SHE DISSENTS AND A DEMAND FOR PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES. ANY DISSENTING SHAREHOLDER FAILING TO FILE SUCH ELECTION WITHIN THE PERIOD WILL LOSE HIS OR HER APPRAISAL RIGHTS AND BE BOUND BY THE TERMS OF THE AGREEMENT. A Dissenting Shareholder filing an election to dissent must also deposit the certificate(s) representing his or her shares with Sarasota simultaneously with the filing of the election.

3.    Upon filing a notice of election to dissent, a Dissenting Shareholder shall thereafter be entitled only to payment pursuant to the procedure set forth in the applicable sections of FBCA and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the Dissenting Shareholder at any time before an offer is made by Sarasota to pay for shares. Upon such withdrawal, the right of the Dissenting Shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

4.    Within 10 days after the expiration of the period in which a Dissenting Shareholder may file notice of election to dissent, or within ten days after the Effective Date of the Merger, whichever is later (but in no event later than 90 days after the Merger is approved), Sarasota (or BancGroup after the Effective Date) must make a written offer to each Dissenting Shareholder who has made demand for appraisal for his or her shares at a price deemed by Sarasota (or BancGroup, if appropriate) to be the fair value thereof.

5.    If, within 30 days after the making of such offer, the Dissenting Shareholder accepts the offer, payment for the shares of the Dissenting Shareholder is to be made within 90 days after the making of such offer or the effective date of the Merger, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder will cease to have any interest in such shares.

6.    If Sarasota (or BancGroup, if appropriate) fails to make such offer within the period specified above or if it makes an offer and a Dissenting Shareholder fails to accept the same within a period of 30 days thereafter, then Sarasota, within 30 days after receipt of written demand from any Dissenting Shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Sarasota County requesting that the fair value of such shares be determined by the Court.

7.    If Sarasota fails to institute such proceeding within the above-prescribed period, any Dissenting Shareholder may do so in the name of Sarasota. A copy of the initial pleading will be served on each Dissenting Shareholder. Sarasota is required to pay each Dissenting Shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

8.    The costs and expenses of the court proceeding are determined by the court and will be assessed against Sarasota (or BancGroup, if appropriate) except that all or any part of such costs and expenses may be apportioned and assessed against any Dissenting Shareholders who are parties to the proceeding and to whom Sarasota has made an offer to pay for their shares, if the court finds their refusal to accept such offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the value of the shares, as determined by the court, materially exceeds the amount that Sarasota offered to pay for the shares or if no offer was made then the court may, in its discretion, award to any Dissenting Shareholder who is a party to the proceedings, such sum as the court may determine to be reasonable compensation to any attorney or expert employed by the Dissenting Shareholder in the proceeding.

Any Dissenting Shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See “—Certain Federal Income Tax Consequences.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

Resale of BancGroup Common Stock Issued in the Merger

The issuance of the shares of BancGroup common stock pursuant to the Merger (including any shares to be issued pursuant to Sarasota Options) has been registered under the Securities Act of 1933 (the “Securities Act”). As a result, shareholders of Sarasota who are not “affiliates” of Sarasota (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup common stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of Sarasota are subject to restrictions on the resale of the BancGroup common stock which they receive in the Merger.

The BancGroup common stock received by affiliates of Sarasota (primarily officers, directors and principal shareholders) who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup common stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup common stock or the average weekly trading volume in BancGroup common stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former Sarasota affiliate has held the BancGroup common stock for at least one year. BancGroup common stock held by affiliates of Sarasota who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

Sarasota has provided BancGroup with the identity of those persons who may be deemed to be affiliates of Sarasota. Sarasota has obtained from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup common stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act.

Accounting Treatment

BancGroup will account for the Merger as a purchase transaction in accordance with generally accepted accounting principles. Under this accounting treatment, and in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the purchase price will be assigned to the fair value of the net tangible and identifiable intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” The valuation of intangibles, if any, will be made as of the Effective Date of the merger. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, qualifying intangibles, such as core deposit intangibles, will be amortized by charges to future earnings over their expected useful lives. The remaining goodwill will be capitalized and evaluated for impairment on an annual basis, or if circumstances arise in which it is more likely than not the fair value of the related reporting unit has been reduced. If such goodwill were to be deemed impaired, such impairment would be measured and any such amount would be charged against current earnings.

NYSE Reporting of BancGroup Common Stock Issued in the Merger

Sales of BancGroup common stock to be issued in the Merger in exchange for shares of Sarasota common stock will be listed on the NYSE.

COMPARATIVE MARKET PRICES AND DIVIDENDS

BancGroup.    BancGroup common stock is listed for trading on the NYSE under the symbol “CNB.” The following table indicates the high and low sales prices of the BancGroup common stock as reported on the NYSE and dividends paid since January 1, 2001.

	Price Per Share of Common Stock		Dividends Per Share
	High	Low
2001
First Quarter	$13.12	$10.75	$.12
Second Quarter	14.75	12.05	.12
Third Quarter	14.94	12.02	.12
Fourth Quarter	14.98	12.07	.12

2002
First Quarter	15.19	13.47	.13
Second Quarter	16.11	14.41	.13
Third Quarter	14.65	12.03	.13
Fourth Quarter	12.85	11.01	.13

2003
First Quarter	12.79	10.63	.14
Second Quarter	14.24	11.20	.14
Third Quarter (through August , 2003)	15.00	13.79	—

On June 25, 2003, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup common stock on the NYSE was $13.93 per share. The following table presents the market value per share of BancGroup common stock on that date, and the market value and equivalent per share value of Sarasota common stock on that date:

	BancGroup Common Stock(1)	Sarasota Common Stock(2)	Equivalent Price Per Sarasota Share(3)
Comparative Market Value	$13.93	$22.00	$62.11

(1)	Closing price as reported by the NYSE on June 25, 2003.
(2)	There is no established public trading market for the shares of Sarasota common stock. The value shown is the price at which shares of Sarasota common stock were sold on March 19, 2003, which was the last sale price prior to the public announcement of the Merger on June 25, 2003, of which management of Sarasota is aware.
(3)	If the Merger had closed on June 25, 2003, and assuming that the Market Value as that term is defined herein had also been $13.93, 4.4587 shares of BancGroup common stock would have been exchanged for each share of Sarasota common stock.

Sarasota.    There is no established public trading market for Sarasota’s common stock. Sarasota paid its first annual dividend on May 15, 2003 of $0.10 per share. The Agreement provides that Sarasota may not pay any further cash dividends. However, if the merger is not completed prior to the record date for BancGroup’s regular quarterly cash dividend that is anticipated to be declared on October 15, 2003, with a record date of October 24, 2003, if such dividend is actually declared, then after the completion of the merger, each Sarasota shareholder will receive a cash payment equal to the per share amount of such dividend multiplied by the number of shares of BancGroup common stock that such shareholder receives after the completion of the merger.

BANCGROUP CAPITAL STOCK AND LONG TERM DEBT

BancGroup’s authorized capital stock consists of 200,000,000 shares of BancGroup common stock, par value $2.50 per share and 1,000,000 shares of preferred stock, $2.50 par value per share. As of June 30, 2003, there were outstanding a total of 124,255,988 shares of BancGroup common stock. No shares of Preference Stock are issued and outstanding. Additionally, BancGroup has various issuances of long term debt outstanding at June 30, 2003 summarized as follows and described more fully below, under BancGroup debt.

June 30, 2003
(in thousands)
Variable Rate Subordinated Debentures	$7,725
Subordinated Notes	277,818
Trust Preferred Securities	201,490
FHLB Borrowings	1,287,008

Total	$1,774,041

The following statements with respect to BancGroup common stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the “BancGroup Certificate”), as amended, and Bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BancGroup Common Stock

Dividends.    Subject to the rights of holders of Preferred Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup common stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup common stock are entitled to share ratably in such dividends.

Voting Rights.    Each holder of BancGroup common stock has one vote for each share held on matters presented for consideration by the stockholders.

Preemptive Rights.    The holders of BancGroup common stock have no preemptive rights to acquire any additional shares of BancGroup.

Issuance of Stock.    The BancGroup Certificate authorizes the Board of Directors of BancGroup to issue authorized shares of BancGroup common stock without stockholder approval. However, BancGroup’s Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup common stock under certain circumstances.

Liquidation Rights.    In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preferred Stock.

Preferred Stock

The Preferred Stock (which is denominated in the BancGroup Certificate of Incorporation as “Preference Stock”) may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preferred Stock may have a preference over the BancGroup common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

BancGroup Debt

In connection with the ASB Bancshares, Inc. acquisition, on February 5, 1998, BancGroup issued $7,725,000 of variable rate subordinated debentures due February 5, 2008 (“1998 Debentures”). These variable rate subordinated debentures bear interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum).

On March 15, 1999, BancGroup issued $100 million of subordinated notes, due March 15, 2009. The notes bear interest at 8.00% and are not subject to redemption prior to maturity.

On May 23, 2001, Colonial Bank issued $150 million in 9.375% subordinated notes due June 1, 2011. This debt qualifies as Tier II capital. In connection with this issuance, BancGroup executed an interest rate swap whereby BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 3.28%, which as of June 30, 2003 was 4.57%. The fair market value of the swap at June 30, 2003 was $27.8 million.

On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption by BancGroup, in whole or in part at any time after January 29, 2007 until maturity in January 2017. It is unlikely that redemption will occur prior to maturity. On May 14, 2002, BancGroup executed an interest rate swap whereby BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 2.23%, which as of June 30, 2003 was 3.51%. The fair market value of the swap at June 30, 2003 was $9.9 million.

On March 21, 2002, BancGroup issued, through a special purpose trust, $100 million of Trust Preferred Securities. The securities bear interest at 8.32% and are subject to redemption by BancGroup, in whole or in part at any time after April 1, 2007 until maturity in April 2032. It is unlikely that redemption will occur prior to maturity. In connection with this issuance, BancGroup executed an interest rate swap whereby BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 1.40%, which as of June 30, 2003 was 2.69%. The fair market value of the swap at June 30, 2003 was $13.6 million.

In March 2002, BancGroup added $8 million in Trust Preferred Securities as part of the acquisition of Mercantile. The securities bear interest at a quarterly adjusted rate of prime plus 1.25%, which as of June 30, 2003 was 5.25%. These securities mature in September 2032.

The subordinated debentures, notes and Trust Preferred Securities described above are subordinate to substantially all remaining liabilities of BancGroup.

BancGroup had long-term FHLB Borrowings outstanding of $1,287,008 at June 30, 2003. These borrowings bear interest rates of 1.08% to 7.53% and mature from 2004 to 2013.

Changes in Control

Certain provisions of the BancGroup Certificate and the BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preferred Stock with such rights and privileges, including voting rights, as it may deem appropriate in order to enable BancGroup’s Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup common stock. See “Preferred Stock.” In addition, the power of BancGroup’s Board of Directors to issue additional shares of BancGroup common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See “BancGroup Common Stock.” The following provisions also may deter any change in control of BancGroup.

Classified Board.    BancGroup’s Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup’s Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 18 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board of Directors may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

Business Combinations.    Certain “Business Combinations” of BancGroup with a “Related Person” may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of “Voting Stock,” plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A “Related Person” is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup common stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup’s Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A “Continuing Director” is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup’s stockholders. As of February 20, 2003, the Board of Directors of BancGroup owned approximately 6.9% of the outstanding shares of BancGroup common stock.

Board Evaluation of Mergers.    The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup common stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

Director Authority.    The BancGroup Certificate prohibits stockholders from calling special stockholders’ meetings and acting by written consent. It also provides that only BancGroup’s Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board of Directors to act by majority vote.

Bylaw Provisions.    The BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholders’ meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholders’ meetings.

Delaware Business Combination Statute.    Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain “business combinations” (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup common stock (or one who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an “Interested Stockholder”), unless the Board of Directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person’s beneficial ownership interest reached 15% (a “Stock Acquisition”), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by BancGroup’s Board of Directors and authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Stockholder, such shareholder owned at least 85% of the outstanding BancGroup common stock (excluding BancGroup common stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at “Business Combinations,” but they are generally less restrictive than the BancGroup Certificate.

Control Acquisitions.    As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

COMPARATIVE RIGHTS OF SHAREHOLDERS

If the Merger is consummated, shareholders of Sarasota (except those perfecting dissenters’ rights) will become holders of BancGroup common stock. The rights of the holders of the Sarasota common stock who become holders of BancGroup common stock following the Merger will be governed by the BancGroup Certificate and the BancGroup Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

The following summary compares the rights of the holders of Sarasota common stock with the rights of the holders of the BancGroup common stock. For a more detailed description of the rights of the holders of BancGroup common stock, including certain features of the BancGroup Certificate and the DGCL that might limit the circumstances under which a change in control of BancGroup could occur, see “BancGroup Capital Stock and Debentures.”

The following information is qualified in its entirety by the BancGroup Certificate and the BancGroup Bylaws, and the Sarasota Articles of Incorporation and Bylaws, the DGCL and the FBCA.

Director Elections

Sarasota.    Sarasota’s directors are elected to terms of three years with approximately one-third of the Board elected annually. There is no cumulative voting in the election of directors.

BancGroup.    BancGroup’s directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See “BancGroup Capital Stock and Debentures—Changes in Control—Classified Board.”

Removal of Directors

Sarasota.    Sarasota’s Articles of Incorporation provide that a director may be removed from office, with or without cause, by the affirmative vote of not less than 75% of the outstanding shares entitled to vote in the election of directors.

BancGroup.    The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

Voting

Sarasota.    Each shareholder of Sarasota is entitled to one vote for each share of Sarasota Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

BancGroup.    Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

Preemptive Rights

Sarasota.    The holders of Sarasota common stock have no preemptive rights to acquire any additional shares of Sarasota’s common stock.

BancGroup.    The holders of BancGroup common stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

Directors’ Liability

Sarasota.    Under the Florida Business Corporation Act (the “FBCA”), a director of Sarasota is not personally liable for monetary damages to Sarasota or any other person for any action taken by such director, unless: (i) such director breached or failed to perform his or her duties as a director, and (ii) such director’s breach or failure to perform constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his or actions were lawful or had no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director received, directly or indirectly, an improper personal benefit;

•	an unlawful distribution under the FBCA;

•	in any derivative action, conscious disregard for the best interest of the corporation, or willful misconduct; and in any proceeding other than a derivative proceeding, recklessness.

BancGroup.    The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Indemnification

Sarasota.    Sarasota’s Bylaws provide that directors, officers, employees and agents of Sarasota shall be indemnified against expenses, judgments, fines and settlements in connection with litigation arising out of their service to Sarasota. Such indemnification is available if the proposed indemnified party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Sarasota and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of Sarasota, no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Sarasota unless and only to the extent that the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, indemnification is only available to the extent authorized by: (i) a majority vote of the members of the Board of Directors who are not parties to such action; (ii) a special committee comprised of at least two members of the Board of Directors who are not parties to such action; (iii) independent legal counsel appointed by the Board of Directors; or (iv) a majority vote of the Sarasota shareholders who are not parties to such action.

To the extent that the proposed indemnified party has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

BancGroup.    The BancGroup Certificate provides that directors, officers, employees and agents of BancGroup shall be indemnified to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnity acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnity acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnity has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

BancGroup maintains an officers’ and directors’ insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

Special Meetings of Shareholders; Action Without a Meeting

Sarasota.    Under Sarasota’s Bylaws, a special meeting of Sarasota’s shareholders may be called by the Board of Directors, the President or the Chairman of the Board, or by shareholders holding at least 10% of the shares entitled to vote at such meeting. Shareholders of Sarasota may take action by written consent in lieu of a meeting if such written consent is signed by shareholders having sufficient votes to approve such action at a shareholders’ meeting.

BancGroup.    Under the BancGroup Certificate, a special meeting of BancGroup’s stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

Mergers, Share Exchanges and Sales of Assets

Sarasota.    The FBCA provides that mergers and sales of substantially all of the assets of Florida corporations must be approved by at least a majority of the outstanding shares of the corporation entitled to vote thereon. The FBCA also provides, however, that the shareholders of the corporation surviving a merger need not approve the transaction if: (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation prior to the merger and (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger.

BancGroup.    The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also “BancGroup Capital Stock and Debentures—Changes in Control” for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

Amendment of Certificate of Incorporation and Bylaws

Sarasota.    Pursuant to the FBCA, a Florida corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the articles require the vote of a larger portion of the stock. Sarasota’s Articles of Incorporation require the affirmative vote of at least 75% of the outstanding shares to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in its Articles of Incorporation governing (i) the election or removal of directors, (ii) business combinations between Sarasota and an “Interested Person”, and (iii) the board of directors’ evaluation of business combinations.

Both the Board of Directors and shareholders of Sarasota have the power to adopt, amend or repeal Sarasota’s Bylaws.

BancGroup.    Under the DGCL, a Delaware corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires “super-majority” Stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors, (ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See “BancGroup Capital Stock and Debentures—Changes in Control.”

As is permitted by the DGCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the BancGroup Bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

Rights of Dissenting Stockholders

Sarasota.    Under the FBCA, dissenters’ appraisal rights are available in connection with corporate actions involving certain mergers, share exchanges, consolidations, sales or other dispositions of all or substantially all of the property of the corporation (other than in the ordinary course of business), the approval of certain control-share acquisitions, and amendments of the articles of incorporation where such amendment would adversely affect the shareholder by:

•	altering or abolishing any preemptive rights attached to such shareholder’s shares;

•	altering or abolishing the voting rights pertaining to such shareholder’s shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

•	effecting an exchange, cancellation, or reclassification of any of such shareholder’s shares, when such amendment would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages;

•	reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of the shareholder’s shares subject to redemption when they are not otherwise redeemable;

•	making non-cumulative, in whole or in part, dividends on any of his or her preferred shares which had theretofore been cumulative;

•	reducing the dividend preference of any of his or her preferred shares; or

•	reducing any stated preferential amount payable on the shareholder’s preferred shares upon voluntary or involuntary liquidation.

BancGroup.    Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, “fair value” may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery, if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup common stock) or quoted on the Nasdaq

NMS, or held of record by more than 2,000 stockholders (as is BancGroup common stock), and (ii) stockholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

Preferred Stock

Sarasota.    Sarasota’s Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $.10, from time to time by resolution of the Board of Directors. Currently, no shares of preferred stock are issued and outstanding.

BancGroup.    The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the Board of Directors of BancGroup. Currently, no shares of Preference Stock are issued and outstanding. See “BancGroup Capital Stock and Debentures—Preferred Stock.”

Control Share Acquisitions

Sarasota.    Section 607.0902 of the FBCA restricts the voting rights of certain shares of a corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares (the “control shares”) will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an “acquiring person’s statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person’s request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation’s shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation’s outstanding voting stock, then, unless the corporation’s articles of incorporation or bylaws provide otherwise, all shareholders of the corporation shall be able to exercise dissenter’s rights in accordance with Florida law.

BancGroup.    For information with respect to provisions under BancGroup’s governing documents and the DGCL regarding provisions which may have the effect of presenting, discouraging or delaying any change in control of BancGroup, see “BancGroup Capital Stock and Debentures—Changes in Control.”

Transactions with Interested Persons

Sarasota.    Sarasota’s Articles of Incorporation contain provisions requiring approval by a majority of shares not held by an “Interested Person” to effect certain extraordinary corporate transactions between Sarasota and such Interested Person. Such transactions include:

•	any merger or consolidation of Sarasota or any of its subsidiaries with or into any Interested Person, regardless of the identity of the surviving corporation;

•	the sale, lease or other disposition of all or any substantial part (assets having an aggregate fair market value of twenty-five percent (25%) of Sarasota’s total assets) of Sarasota’s assets or any of its subsidiaries to any Interested Person for cash, real or personal property, including securities, or any combination thereof; or

•	the issuance or delivery of voting securities of Sarasota or the voting securities of its subsidiaries to any Interested Person in consideration for or in exchange of any securities or other property (including cash).

An “Interested Person” includes any person who, as of the record date for the determination of shareholders entitled to notice of and to vote on any such extraordinary transaction, beneficially owns, directly or indirectly,

5% or more of the shares of Sarasota entitled to vote in the election of directors. However, this provision of Sarasota’s Articles of Incorporation does not apply if the consideration to be received by the Sarasota shareholders meets certain minimal levels determined by a formula set forth in the Articles of Incorporation (generally, the highest price paid by the Interested Person for any shares which he has acquired).

BancGroup.    For information with respect to provisions under BancGroup’s governing documents and the DGCL regarding provisions which may have the effect of presenting, discouraging or delaying any change in control of BancGroup, see “BancGroup Capital Stock and Debentures—Changes in Control.”

Effect of the Merger on Sarasota Shareholders

As of June 30, 2003, Sarasota had 427 shareholders of record and 589,000 outstanding shares of common stock. As of June 30, 2003, there were 124,255,988 shares of BancGroup Common Stock outstanding held by approximately 9,117 stockholders of record.

Assuming that no dissenters’ rights of appraisal are exercised in the Merger, that the Sarasota Options are cashed out, and the Market Value of BancGroup common stock is $             (the average closing price of BancGroup common stock for the ten trading day period ending             , 2003) on the Effective Date, an aggregate number of              shares of BancGroup common stock would be issued to the shareholders of Sarasota pursuant to the Merger. These shares would represent approximately             % of the total shares of BancGroup common stock outstanding after the Merger, not counting any shares of BancGroup common stock to be issued in other pending acquisitions.

The issuance of the BancGroup common stock pursuant to the Merger will reduce the percentage interest of the BancGroup common stock currently held by each principal stockholder and each director and officer of BancGroup. Based upon the foregoing assumptions as a group, the directors and officers of BancGroup who own approximately 6.9% of BancGroup’s outstanding shares would own approximately             % after the Merger. See “Business of BancGroup—Voting Securities and Principal Stockholders.”

BUSINESS OF BANCGROUP

General

BancGroup is a Delaware corporation organized in 1974 as a bank holding company under the Bank Holding Act of 1956, as amended. Through its wholly-owned subsidiary, Colonial Bank, BancGroup conducts a general commercial banking business in the states of Alabama, Florida, Georgia, Nevada, Tennessee and Texas. At June 30, 2003, BancGroup had assets of $16.2 billion.

As of June 30, 2003 Colonial Bank has a total of 273 branches, with 121 branches in Alabama, 106 branches in Florida, 22 branches in Georgia, three branches in Tennessee, ten branches in Texas and 11 branches in Nevada. Colonial Bank conducts a general commercial banking business in its respective service areas. Colonial Bank offers a variety of demand, savings and time deposit products as well as extensions of credit through personal, commercial and mortgage loans within each of its market areas. Colonial Bank also provides additional services to its markets through cash management services, electronic banking services, credit card and merchant services and financial planning services. Financial planning services include trust services and the sales of various types of investment products such as mutual funds, annuities, stocks, municipal bonds and U.S. government securities.

Voting Securities and Principal Stockholders

As of February 20, 2003, BancGroup had issued and outstanding 123,769,918 shares of BancGroup common stock with approximately 9,684 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 3,821,385 shares of BancGroup common stock were subject to issuance upon exercise of options pursuant to BancGroup’s stock option plans and up to 433,000 shares of BancGroup common stock were issuable upon conversion of BancGroup’s 1986 and 1994 Debentures (however, all of BancGroup’s convertible debentures were either converted or redeemed in the second quarter of 2003). There are currently 200,000,000 shares of BancGroup common stock authorized.

The following table shows those persons who are known to BancGroup to be beneficial owners as of February 20, 2003 of more than five percent of outstanding BancGroup common stock.

Name and Address	Common Stock		Percentage of Class Outstanding(1)
Robert E. Lowder	6,438,131	(1)	5.2%
Post Office Box 1108 Montgomery, AL 36101

(1)	Includes 300,000 shares of common stock subject to options under BancGroup’s stock option plans, excluding options that were not exercisable within 60 days of February 20, 2003, due to vesting requirements. In addition, the total includes 25,960 and 22,628 shares owned by Mr. Lowder’s wife and stepson, respectively. Mr. Lowder disclaims beneficial ownership of these shares.

Security Ownership of Management

The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding common stock of BancGroup beneficially owned as of February 20, 2003.

	Shares of BancGroup Beneficially Owned
Directors Name	Common Stock		Percentage of Class Outstanding
Lewis Beville	6,127	(1)	*
William Britton	46,919	(2)	*
Jerry J. Chesser	330,393		*
Augustus K. Clements, III	50,597		*
Robert S. Craft	38,353	(3)	*
Patrick F. Dye	33,950		*
Clinton O. Holdbrooks	568,271	(4)	*
Harold D. King	217,362	(5)	*
Robert E. Lowder	6,438,131	(6)	5.2%
John Ed Mathison	46,755	(7)	*
Milton E. McGregor	100,000		*
John C.H. Miller, Jr.	98,810	(8)	*
Joe D. Mussafer	47,221		*
William E. Powell, III	33,474		*
James W. Rane	7,505		*
Frances E. Roper	760,643		*
Simuel Sippial	24,539	(9)	*
Edward V. Welch	63,768		*

CERTAIN EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
W. Flake Oakley	187,409	(10)	*
Sarah H. Moore	64,745	(10)	*
Caryn D. Cope	49,463	(10)	*
All executive officers and directors as a group	9,214,435		7.4%

*	Represents less than 1%.
(1)	Includes 356 shares owned by Mr. Beville’s son.
(2)	Includes 7,232 shares owned by Mr. Britton’s wife. Mr. Britton disclaims beneficial ownership of such shares.
(3)	Includes 2,808 shares held by the IRA of Mr. Craft’s wife. Mr. Craft disclaims beneficial ownership of such shares.
(4)	Includes 386,252 shares held by Mr. Holdbrooks as trustee.
(5)	Includes 40,780 shares owned by Mr. King’s wife and 20 shares held in a trust of which he is beneficiary. Mr. King disclaims beneficial ownership of such shares.
(6)	Includes 300,000 shares of Common Stock subject to options under BancGroup’s stock option plans, excluding options that were not exercisable within 60 days of February 20, 2003, due to vesting requirements. In addition, the total includes 25,960 and 22,628 shares owned by Mr. Lowder’s wife and stepson, respectively. Mr. Lowder disclaims beneficial ownership of these shares.
(7)	Includes 2,000 shares owned by Dr. Mathison’s wife. Dr. Mathison disclaims beneficial ownership of such shares.
(8)	Includes 60,000 shares subject to options under BancGroup’s stock option plans. Also includes 260 shares owned by Mr. Miller’s wife. Mr. Miller disclaims beneficial ownership of his wife’s shares.

(9)	Includes 500 shares owned by Mr. Sippial’s son.
(10)	W. Flake Oakley, Sarah H. Moore and Caryn D. Cope held vested options respecting 107,000, 47,500 and 29,000, respectively, shares of BancGroup common stock pursuant to BancGroup’s stock option plans, excluding options that were not exercisable within 60 days of February 20, 2003, due to vesting requirements. Mr. Oakley’s amount includes 4,465 shares owned by his sons. Ms. Moore’s amount includes 4,100 shares owned by her sons.

Management Information

Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002, at item 10, and (ii) BancGroup’s Proxy Statement for its 2003 Annual Meeting under the headings “Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Compensation Committee Interlocks and Insider Participation,” “Executive Compensation,” and “Executive Compensation Committee Report” at pages 4-16. BancGroup hereby incorporates such information by reference.

BUSINESS OF SARASOTA

General

Sarasota BanCorporation, Inc., a Florida corporation organized in December 1990, is a bank holding company registered under the Bank Holding Company Act whose sole subsidiary and principal asset is Sarasota Bank, a state-chartered commercial bank located in Sarasota, Florida. Sarasota owns all of the outstanding capital stock of Sarasota Bank. Through its ownership of Sarasota Bank, Sarasota is engaged in a general commercial banking business and its primary source of earnings is derived from income generated by Sarasota Bank. As of June 30, 2003, Sarasota, on a consolidated basis, had total assets of approximately $168.3 million, net loans of approximately $129.9 million, total deposits of approximately $135.8 million, and shareholders’ equity of approximately $12.7 million. Unless the context otherwise requires, references herein to Sarasota include Sarasota and its subsidiary bank on a consolidated basis.

Sarasota Bank commenced operations in September 1992 in an office suite on the ground floor of One Sarasota Tower, a twelve story building located at the intersection of U.S. Highway 41 (Tamiami Trail) and Gulfstream Avenue in downtown Sarasota.

The business of Sarasota Bank consists of attracting deposits from the general public in its primary service area and applying those deposits, together with funds derived from other sources, to the origination of a variety of commercial, consumer and real estate loans in Sarasota and surrounding areas. The revenues of Sarasota Bank are derived primarily from interest on, and fees received in connection with, its lending activities and from interest and dividends from investment securities and short-term investments. The principal sources of funds for Sarasota Bank’s lending and investment activities are deposits, amortization and prepayment of loans, and the maturity and repayments of investment securities. The principal expenses of Sarasota Bank are the interest paid on deposits and operating and general and administrative expenses.

As a general commercial bank, Sarasota Bank offers a broad range of commercial, consumer, and real estate loans, and provides a variety of corporate and personal banking services to individuals, businesses, and other institutions located in its market area. Sarasota Bank is a full service commercial bank, without trust powers. The bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, NOW accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit. In addition, Sarasota Bank provides such consumer services as travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit service, Visa and Mastercard accounts, automated teller services and wire transfer services. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law.

Sarasota Bank is subject to examination and comprehensive regulation by the Florida Department of Banking and Finance and the FDIC. As is the case with banking institutions generally, Sarasota Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Federal Reserve Board. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Market Area

The primary service area for Sarasota Bank encompasses approximately fifteen square miles in and around Sarasota, Florida, and includes Bird Key, St. Armand and Lido Key, which lie just off the coast of the City of Sarasota. In addition, Sarasota Bank services customers outside its primary service area, but within other parts of

Sarasota County. Management of Sarasota Bank believes that its principal markets have been the expanding residential market within its primary service area, and the established commercial, small business, and professionals in its market area. Businesses and individuals are solicited through the personal efforts of the bank’s directors and officers.

Lending Activities

The primary source of income generated by Sarasota Bank is the interest earned from both its loan and investment portfolios. To develop business, Sarasota Bank relies to a great extent on the personalized approach of its directors and officers who have extensive business and personal contacts in the community. Sarasota has attempted to maintain diversification when considering investments and the approval of loan requests. Emphasis has been placed on the borrower’s ability to generate cash flow sufficient to support its debt obligations and other cash related expenses.

Sarasota Bank engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans. Commercial lending is directed principally towards businesses whose demands for funds fall within the bank’s legal lending limits and which are potential deposit customers of the bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small- and medium-sized businesses. Real estate loans are made for owner-occupied and investment purpose commercial property and for owner-occupied residential property with floating interest rates. Real estate loans for owner occupied property are considered to be less risky than other types of real estate lending. Consumer loans are made for all legitimate purposes and consist primarily of installment loans to individuals for family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Sarasota Bank makes most of its loans in Sarasota County, although some loans are made in the contiguous counties. Sarasota Bank makes loans to borrowers with good credit, character and personal reputations and after verification of financial information supporting the borrowers’ ability to repay the loans.

At June 30, 2003, Sarasota’s net loan portfolio was $129.9 million, representing 77.2% of total assets. As of such date, Sarasota Bank’s net loan portfolio consisted of 12.1% commercial loans, 83.5% real-estate mortgage loans and 4.4% consumer or installment loans.

Competition

Sarasota Bank encounters strong competition both in attracting deposits and in the origination of loans. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking has created a highly competitive environment for financial service providers in the bank’s primary service area. In one or more aspects of its business, Sarasota Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Sarasota Bank does not provide. In addition, many of Sarasota’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and state chartered and federally insured banks.

Sarasota Bank’s primary service area is served by 29 commercial banks with 130 offices, 6 savings and loan associations with 20 offices. As of June 30, 2002, the total reported deposits in the bank’s primary service area were approximately $7.9 billion.

Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.

Employees

At June 30, 2003, Sarasota Bank employed 21 full-time and 3 part-time employees, including 9 officers.

Description of Property

On June 3, 1991, Sarasota entered into a lease for two office suites on the ground floor of One Sarasota Tower, a twelve story glass-faced building at the intersection of U.S. Highway 41 (Tamiami Trail) and Gulfstream Avenue in downtown Sarasota, Florida. The two suites contain an aggregate of 9,300 square feet of useable space. Sarasota is presently using all of the useable space.

The lease agreement provides for a term of 10 years commencing on December 31, 1991, with options to extend the lease for two additional periods of five years each. Sarasota has exercised its option to extend the lease until December 31, 2006. The effective annual rent over the term of the lease is approximately $247,200. The facility includes four teller stations, four executive offices, a vault, a night depository, a bookkeeping/operations room, a loan operations room and a board room. Sarasota is subleasing the facility to Sarasota Bank at a rate which will include reimbursement to Sarasota for payment of rent, taxes, insurance, repairs and maintenance of the property.

On November 30, 1993, Sarasota entered into a ground lease on property contiguous to its office on which it has constructed a three-lane drive through facility. The lease term coincides with that of the current banking facility with an effective annual rent of approximately $29,000.

Legal Proceedings

There are no material pending legal proceedings to which Sarasota or Sarasota Bank is a party or of which any of their properties are subject; nor are there material proceedings known to Sarasota to be contemplated by any governmental authority; nor are there material proceedings known to Sarasota, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Sarasota, or any associate of any of the foregoing is a party or has an interest adverse to Sarasota or Sarasota Bank.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information as of the Record Date regarding the beneficial ownership of Sarasota common stock by (i) 5% or greater shareholders of Sarasota, (ii) each director of Sarasota and (iii) all directors and executive officers of Sarasota as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all the shares owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Shares
Susan M. Baker	17,283	2.93%
Kenneth H. Barr (2)	18,733	3.18%
Timothy J. Clarke (3)	9,442	1.60%
James W. Demler, M.D. (4)	19,566	3.32%
Susan K. Flynn (5)	3,594	*
Christine L. Jennings (6)	50,099	8.01%
Edward S. Levi (7)	15,000	2.55%
Sam D. Norton (8)	20,692	3.51%
Michael R. Pender, Jr. (9)	12,650	2.15%
A. Dean Pratt (10)	14,660	2.49%
Paul D. Thatcher (11)	27,963	4.55%
Gilbert J. Wellman (12)	94,779	16.09%
Charles V. Wellman, M.D. (13)	38,320	6.51%
All executive officers and directors as a group (12 persons) (14)	304,461	46.61%

* Less than 1% of the outstanding shares

(1)	Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. “Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes warrants and options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 589,000 shares outstanding, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 589,000 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes. Except as otherwise indicated, the persons named in this table have a business address of One Sarasota Tower, Two North Tamiami Trail, Suite 100, Sarasota, Florida 34236.
(2)	Includes 14,933 shares owned individually by Mr. Barr and 3,800 shares held by his individual retirement account.
(3)	Includes 3,500 shares owned individually by Mr. Clarke and 5,942 shares held by a company controlled by Mr. Clarke.
(4)	Includes 2,500 shares owned individually by Dr. Demler, 2,000 shares held by his individual retirement account and 500 shares held by his spouse’s individual retirement account. Also includes 14,566 shares of Common Stock held by a profit sharing plan of which Dr. Demler is the beneficiary.
(5)	Includes 1,094 shares owned individually by Ms. Flynn and 2,500 shares subject to presently exercisable stock options.
(6)	Includes 11,836 shares owned individually by Ms. Jennings and 1,548 shares held by her individual retirement account. In addition, amount includes 36,715 shares subject to presently exercisable stock options.
(7)	Includes 2,500 shares held by Mr. Levi’s individual retirement account, 9,100 shares held by a trust for which Mr. Levi serves as trustee and 3,400 shares owned individually by Mr. Levi.
(8)	Includes 16,942 shares owned individually by Mr. Norton, 2,750 shares held jointly with his spouse and 1,000 shares held by his spouse.

(9)	Includes 7,350 shares owned individually by Mr. Pender and 5,300 shares held by Mr. Pender’s individual retirement account.
(10)	All 14,660 shares held in a revocable living trust of which Mr. Pratt is the trustee and a beneficiary.
(11)	Includes 2,462 shares owned individually by Mr. Thatcher, 450 shares held by his individual retirement account, 50 shares held jointly with his spouse and 25,001 shares subject to presently exercisable stock options.
(12)	Includes 47,779 shares held by a trust for Mr. Wellman for which he serves as the trustee, 9,000 shares held in a family trust and 38,000 shares held by a trust for Mr. Wellman’s wife for which he also serves as the trustee.
(13)	Includes 28,320 shares owned individually by Dr. Wellman, 3,000 shares held by his three minor children for which he is the custodian and 7,000 shares held by his spouse.

(14) Includes 64,216 shares subject to presently exercisable stock options.

ADJOURNMENT OF SPECIAL MEETING

Approval of the Agreement by Sarasota shareholders requires the affirmative vote of at least a majority of the outstanding shares of Sarasota common stock. In the event there are an insufficient number of shares of Sarasota common stock present in person or by proxy at the Special Meeting to approve the Agreement, the Sarasota Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as “no” votes. However, an abstention or a broker non-vote has the same effect as a “no” vote. If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

The effect of any such adjournment would be to permit Sarasota to solicit additional proxies for approval of the Agreement. Such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement.

OTHER MATTERS

The Board of Directors of Sarasota is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement-Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Sarasota.

DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in BancGroup’s proxy solicitation materials for its 2004 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup’s main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 17, 2004 (November 18, 2003), for inclusion in the proxy or information statement relating to the 2004 annual meeting.

LEGAL MATTERS

Certain legal matters regarding the shares of BancGroup common stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 2002 of approximately $2,148,028. John C. H. Miller, Jr. beneficially owns 98,810 shares of BancGroup common stock. Mr. Miller also received employee-related compensation from BancGroup in 2002 of $42,810 and use of a company-provided vehicle for personal use valued at $8,408. Certain legal matters relating to the Merger are being passed upon for Sarasota by the law firm of Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of BancGroup incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Sarasota incorporated in this Proxy Statement-Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002 have been so incorporated in reliance on the report of Saltmarsh, Cleaveland & Gund, independent accountants, given on the authority of said firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE PRESIDENT OF SARASOTA PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE PRESIDENT OF SARASOTA PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

WHERE YOU CAN FIND MORE INFORMATION

BancGroup and Sarasota file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning BancGroup and Sarasota at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review BancGroup’s and Sarasota’s electronically filed reports, BancGroup’s proxy and information statements on the SEC’s Internet site at http://www.sec.gov. BancGroup’s common stock is quoted on the New York Stock Exchange under the symbol “CNB”. BancGroup’s reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005.

BancGroup has filed a registration statement on Form S-4 with the SEC covering the common stock. This Proxy Statement-Prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about BancGroup and its common stock you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Sarasota and BancGroup to “incorporate by reference” the information they file with the SEC. This permits Sarasota and BancGroup to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this Proxy Statement-Prospectus, and information that BancGroup files later with the SEC will automatically update and supersede this information. BancGroup incorporates by reference:

•	its Annual Report on Form 10-K for the year ended December 31, 2002,

•	its Quarterly Report on Form 10-Q for the period ended March 31, 2003,

•	its description of the current management and Board of Directors contained in BancGroup’s Proxy Statement for its 2003 Annual Meeting,

•	a description of its common stock, $2.50 par value per share, contained in BancGroup’s Registration Statement on Form 8-A, filed with the SEC on November 22, 1994 and effective February 22, 1995, and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 after the date of this Proxy Statement/Prospectus and prior to the Special Meeting, or, in the case of exercise of stock options that are being assumed by BancGroup, prior to the exercise of such options.

You may request a copy of these filings at no cost by writing or telephoning BancGroup at the following address:

William A. McCrary

General Counsel

The Colonial BancGroup, Inc.

Colonial Financial Center

One Commerce Street

Fifth Floor

Montgomery, Alabama 36104

(334) 240-5000

Sarasota incorporates by reference:

•	its Annual Report on Form 10-KSB for the year ended December 31, 2002 (a copy of which accompanies this Proxy Statement-Prospectus);

•	its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;

•	its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 (a copy of which accompanies this Proxy Statement-Prospectus); and

•	its Current Report on Form 8-K filed on June 27, 2003.

You may request a copy of these filings at no cost by writing or telephoning at the following address:

Christine L. Jennings

President and Chief Executive Officer

Sarasota BanCorporation, Inc.

2 North Tamiami Trial

Suite 100

Sarasota, Florida 34236

(941) 955-2626

With respect to the offering of BancGroup common stock, you should rely only on the information incorporated by reference or provided in this Proxy Statement-Prospectus. BancGroup has not authorized anyone else to provide you with different information. BancGroup is not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this Proxy Statement-Prospectus is accurate as of any date other than the date on the front of this Proxy Statement-Prospectus. With respect to your consideration of the Merger Agreement, you may also review the selected financial data that Sarasota provides to its shareholders on an annual basis following the end of each calendar year as well as to its SEC filings.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

THE COLONIAL BANCGROUP, INC.

and

SARASOTA BANCORPORATION, INC.

dated as of

June 25, 2003

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 25th day of June, 2003, by and between SARASOTA BANCORPORATION, INC. (“Acquired Corporation”), a Florida corporation, and THE COLONIAL BANCGROUP, INC. (“BancGroup”), a Delaware corporation.

WITNESSETH

WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, Sarasota Bank (the “Bank”), with its principal office in Sarasota, Florida; and

WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, operating in Alabama, Florida, Georgia, Nevada, Tennessee and Texas; and

WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code, as defined herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1

NAME

1.1    Name.    The name of the corporation resulting from the Merger shall be “The Colonial BancGroup, Inc.”

ARTICLE 2

MERGER—TERMS AND CONDITIONS

2.1    Applicable Law.    On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

2.2    Corporate Existence.    On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

2.3    Articles of Incorporation and Bylaws.    On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

2.4    Resulting Corporation’s Officers and Board.    The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

2.5    Stockholder Approval.    This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders’ Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

2.6    Further Acts.    If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of the Merger and this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

2.7    Effective Date and Closing.    Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 5:00 p.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Stockholder Meeting or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

2.8    Subsidiary Bank Merger.    BancGroup and Acquired Corporation anticipate that on or after the Effective Date the Bank will merge with and into Colonial Bank, BancGroup’s Subsidiary bank. The exact timing and structure of the Bank Merger have not been finalized at this time, and BancGroup in its discretion will determine if such Bank Merger shall proceed and will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup in consummating the Bank Merger, including the calling of any special meetings of the board of directors of the Bank and the filing of any regulatory applications.

ARTICLE 3

CONVERSION OF ACQUIRED CORPORATION STOCK

3.1    Conversion of Acquired Corporation Stock.

(a)  On the Effective Date, each share of common stock, par value $0.01, of Acquired Corporation outstanding and held of record by Acquired Corporation’s shareholders (the “Acquired Corporation Stock”), shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. Specifically, each outstanding share of Acquired Corporation Stock shall (subject to section 3.3 hereof), be converted into 4.6664 shares of BancGroup Common Stock, provided that the Market Value for BancGroup is $13.31 per share. If the Market Value is less than $13.31, then each share of Acquired Corporation

Stock outstanding at the Effective Date shall be converted into 4.6664 of shares of BancGroup Common Stock plus the holder of Acquired Corporation Stock shall receive a cash payment equal to $13.31 minus the Market Value of one share of BancGroup Common Stock times 4.6664. If the Market Value is greater than $13.31, then each share of Acquired Corporation Stock shall be converted into such number of shares of BancGroup Common Stock that shall equal $62.11 divided by the Market Value of BancGroup Common Stock. The Market Value shall be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the trading day five trading days immediately preceding the Effective Date. The appropriate ratio that is used to calculate the Merger Consideration based upon the Market Value as set forth above is referred to as the “Exchange Ratio”.

(b)  (i)  On the Effective Date, BancGroup shall assume all Acquired Corporation Options outstanding, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Code as to any stock option which is an “incentive stock option.” Schedule 3.1(b) hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

(ii)  BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

(c)  In lieu of the conversion specified in paragraph (b)(i) of Section 3.1 no later than five days prior to the Effective Date, each holder of outstanding Acquired Corporation Options may provide written notice to Acquired Corporation (in form and substance reasonably satisfactory to BancGroup) that he or she wishes to exchange his or her Acquired Corporation Options, as of the Effective Date, and, to receive an amount of cash in exchange therefore. The amount of cash to be received shall be determined by calculating the difference between (i) the number obtained by multiplying the number of shares of Acquired Corporation Stock issuable pursuant to his or her Acquired Corporation Options times $62.11 less (ii) the number obtained by multiplying the number of shares of Acquired Corporation Stock issuable pursuant to his or her Acquired Corporation Options times the exercise price per share (as determined pursuant to the applicable stock option plan and stock option agreement of the Acquired Corporation). In the event that the exercise prices of all Acquired Corporation Options are not the same, the above calculation shall be made for each series of options. Acquire Corporation shall use its best efforts to (i) educate all holders of Acquired Corporation Options as to the benefits of the exchange of options for cash described in this Section 3.1(c) and (ii) to encourage such holders to enter into this exchange.

(d)  In the event that the Effective Date does not occur on a date on or prior to the record date for payment of BancGroup’s regular quarterly cash dividend that is presently anticipated to be declared on October 15, 2003 with a record date of October 24, 2003, if such a dividend is actually declared, the amount of Merger

Consideration payable to the shareholders of Acquired Corporation shall be increased by an amount equal to the per share amount of such dividend multiplied by the number of shares of BancGroup Common Stock to be issued to the shareholders of Acquired Corporation on the Effective Date, such amount to be payable in cash to shareholders of Acquired Corporation on a pro rata basis.

3.2    Surrender of Acquired Corporation Stock.    After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefore a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

3.3    Fractional Shares.    No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

3.4    Adjustments.    In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted as well as the maximum and minimum Market Value amounts set forth in this Agreement.

3.5    BancGroup Stock.    The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

3.6    Dissenting Rights.    Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

4.1    Organization.    BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect. BancGroup is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

4.2    Capital Stock.

(a)  The authorized capital stock of BancGroup consists of (A) 200,000,000 shares of Common Stock, $2.50 par value per share, of which as of May 31, 2003, 124,167,929 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

(b)  The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Significant Subsidiary (as defined in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended) is wholly owned, directly or indirectly, by BancGroup.

4.3    Financial Statements; Taxes.    (a)  BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup:

(i)  Consolidated balance sheets as of December 31, 2001, December 31, 2002, and March 31, 2003;

(ii)  Consolidated statements of operations for each of the three years ended December 31, 2000, 2001 and 2002, and for the three months ended March 31, 2003;

(iii)  Consolidated statements of cash flows for each of the three years ended December 31, 2000, 2001 and 2002, and for the three months ended March 31, 2003; and

(iv)  Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2000, 2001 and 2002, and for the three months ended March 31, 2003.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated unless otherwise stated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The consolidated statements of operations, cash flows and changes in shareholders’ equity present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the three months ended March 31, 2003, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b)  All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

4.4    No Conflict with Other Instrument.    The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

4.5    Absence of Material Adverse Change.    Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

4.6    Approval of Agreement.    The board of directors of BancGroup, or its Executive Committee has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

4.7    Tax Treatment.    BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

4.8    Title and Related Matters.    BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

4.9    Subsidiaries.    Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; BancGroup’s banking subsidiary has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted businesses of registered bank holding companies.

4.10    Contracts.    Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

4.11    Litigation.    Except as disclosed in or reserved for in BancGroup’s financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

4.12    Compliance.    BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in compliance with all federal, state or local Laws applicable to the conduct of their businesses except where non-compliance could be reasonably expected to have a Material Adverse Effect on BancGroup.

4.13    Registration Statement.    At the time the Registration Statement becomes effective and at the time of the Shareholders’ Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

4.14    SEC Filings.    (a)  BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup’s: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2002; (ii) 2002 Annual Report to Shareholders; (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since March 31, 2003. Since December 31, 2001, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The documents to be incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders’ Meeting.

4.15    Form S-4.    The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

4.16    Brokers.    Except for negotiations with Keefe, Bruyette & Woods, Inc. as referenced in Section 5.18 of this Agreement, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

4.17    Government Authorization.    BancGroup and its Subsidiaries have all Permits that are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

4.18    Absence of Regulatory Communications.    Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

4.19    Disclosure.    No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

5.1    Organization.    Acquired Corporation is a Florida corporation, and the Bank is a Florida banking corporation. Each Acquired Corporation Company is duly organized, validly existing and in active status under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification and in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

5.2    Capital Stock.    As of the date of this Agreement, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $0.01 par value per share, 589,000 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 64,216 shares of its common stock subject to issuance pursuant to the exercise of stock options under its stock option plans. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.

5.3    Subsidiaries.    Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Except as set forth on Schedule 5.3, Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Bank have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 500,000 shares of the common stock, par value $5.00 per share, authorized of the Bank, 425,000 of which are issued and outstanding and wholly owned by Acquired Corporation. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.4    Financial Statements; Taxes.    (a)  Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

(i) Consolidated balance sheets as of December 31, 2001, December 31, 2002 and March 31, 2003;

(ii) Consolidated statements of income for each of the three years ended December 31, 2000, 2001 and 2002, and for the three months ended March 31, 2003;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2000, 2001, and 2002, and for the three months ended March 31, 2003; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2000, 2001 and 2002.

All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders’ equity and cash flows present fairly the results of operation, changes in shareholders’ equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the three months ended March 31, 2003, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b)  Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)  Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

5.5    Absence of Certain Changes or Events.    Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

(a)  issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options and shares issued as director’s qualifying shares;

(b)  borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c)  paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d)  declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

(e)  except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f)  except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g)  suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

(h)  except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(i)  except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; provided, however, that Acquired Corporation shall be permitted to agree to pay a special retention bonus to certain employees of Acquired Corporation if such employee continues to be employed with BancGroup or a BancGroup Subsidiary up to the Effective Date, the names of each such employee and the amount of retention bonus payable to such employee is set forth on Schedule 5.5(i) and the aggregate of such retention bonuses shall not exceed $100,000;

(j)  except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k)  received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

(l)  failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

(m)  entered into any other material transaction other than in the ordinary course of business; or

(n)  agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

5.6    Title and Related Matters.

(a)  Title.    Each Acquired Corporation Company has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of such Acquired Corporation Company, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

(b)  Leases.    Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee. Complete and accurate copies of all such leases have been attached to a Schedule to this Agreement.

(c)  Personal Property.    Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company’s fixed Assets as of March 31, 2003.

(d)  Computer Hardware and Software.    Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to a Schedule to this Agreement.

5.7    Commitments.    Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contract for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, (viii) any contract that is not terminable within ninety (90) days or (ix) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to a Schedule to this Agreement.

5.8    Charter and Bylaws.    Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

5.9    Litigation.    There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

5.10    Material Contract Defaults.    Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

5.11    No Conflict with Other Instrument.    Except as disclosed on Schedule 5.11, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

5.12    Governmental Authorization.    Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

5.13    Absence of Regulatory Communications.    Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

5.14    Absence of Material Adverse Change.    To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

5.15    Insurance.    Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. To the Knowledge of Acquired Corporation, all insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and nothing has come to its attention which would lead it to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. To the Knowledge of Acquired Corporation, all policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

5.16    Pension and Employee Benefit Plans.

(a)  To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a “pension plan” within the meaning of section 3(2) of ERISA or any other retirement plan other than the Section 401K plan of Acquired Corporation that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction,” as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

(b)  To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

5.17    Buy-Sell Agreements.    To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

5.18    Brokers.    Except for services provided to Acquired Corporation by Keefe, Bruyette & Woods, Inc., all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder’s fee, brokerage commission or other like payment. The general terms and the exact fee which will be owed to Keefe, Bruyette & Woods, Inc. at or prior to the Effective Time is described in Schedule 5.18.

5.19    Approval of Agreements.    The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

5.20    Disclosure.    No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

5.21    Registration Statement.    At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

5.22    Loans; Adequacy of Allowance for Loan Losses.    All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are reasonably adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Acquired Corporation, each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies in all material respects with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

5.23    Environmental Matters.    Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the “Environmental Laws”), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. Except as disclosed on Schedule 5.23, to the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

5.24    Collective Bargaining.    There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.

5.25    Labor Disputes.    To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. There have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

5.26    Derivative Contracts.    No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation’s financial statements delivered under Section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

5.27    SEC Filings.    Since December 31, 2001, Acquired Corporation has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

ADDITIONAL COVENANTS

6.1    Additional Covenants of BancGroup.    BancGroup covenants to and with Acquired Corporation as follows:

(a)  Registration Statement and Other Filings.    As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use commercially reasonable efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the Merger. Copies of all such filings shall be furnished in advance to Acquired Corporation and its counsel.

(b)  Blue Sky Permits.    BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “blue sky” Permits and approvals required to carry out the transactions contemplated by this Agreement.

(c)  Financial Statements.    BancGroup shall furnish to Acquired Corporation:

(i)  As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii)  Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

(iii)  As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

(iv)  With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

(d)  No Control of Acquired Corporation by BancGroup.    Notwithstanding any other provision hereof, until the Effective Date, the authority to operate the Acquired Corporation and the Bank and establish and implement the business policies of Acquired Corporation and the Bank shall continue to reside solely in Acquired Corporation’s and Bank’s officers and board of directors.

(e)  Listing.    Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

(f)  Employee Benefit Matters.    On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup’s option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank’s severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank, including retirement plans, to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility (but with regard to BancGroup’s retirement plan benefit accrual, such employee shall be treated as if hired by Colonial Bank as of the Effective Time) purposes under Colonial Bank’s benefit plans and severance policies. In addition, if the Effective Date falls within an annual period of coverage under the medical plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

(g)  BancGroup will take no action that would prevent or impede the merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

(h)  Indemnification.    (i) Subject to the conditions set forth in the succeeding paragraphs, for a period of six years after the Effective Date BancGroup shall, and shall cause Colonial Bank to, indemnify, defend and hold harmless each director and officer from the Acquired Corporation (each being an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the maximum extent authorized under the articles of incorporation and bylaws of Acquired Corporation and Section 607.0850 of the Florida Business Corporation Act and other applicable Laws.

(ii)  Any Indemnified Party wishing to claim indemnification under this subsection (h), upon learning of any such Liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (A) BancGroup or Colonial Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such Litigation; and (C) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(iii)  In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Corporation. In the letter, the directors or officers shall: (A) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 6.1(h) hereof; (B) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (C)) against Acquired Corporation; (C) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(h)(i) hereof; and (D) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (W) those referred to in the foregoing clause (C) and disclosed in the letter of the director or officer, (X) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer’s letter), (Y) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (Z) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

(iv)  Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(h) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(h)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

(v)  The obligations of BancGroup under this Section 6.1(h) are intended to be enforceable against BancGroup directly by the Indemnified Parties and shall be binding on all respective successors and assigns of BancGroup.

6.2    Additional Covenants of Acquired Corporation.    Acquired Corporation covenants to and with BancGroup as follows:

(a)  Operations.    Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its commercially reasonable efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation shall cause the Bank to postpone all branch relocation and/or expansion plans prior to the Effective Date or the date of termination pursuant to this Agreement. Acquired Corporation shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to try to obtain such undertaking. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

(b)  Shareholders’ Meeting; Best Efforts.    Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Shareholders’ Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use commercially reasonable efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

(c)  Prohibited Negotiations.    (i) Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, “Representatives”) retained by an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Corporation’s Board of Directors as advised by counsel to such Board of Directors, no Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Corporation shall promptly notify BancGroup orally and in the event that any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing.

(ii)  If Acquired Corporation (A) enters into a letter of intent or definitive agreement regarding an Acquisition Proposal with any third party (other than BancGroup or any of its Subsidiaries) prior to the earlier of (i) the Effective Date or (ii) the termination of this Agreement pursuant to Article 13 hereof (other than a termination pursuant to paragraph (a) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (d) of section 13.2 hereof), or (B) if Acquired Corporation receives or is the subject of an Acquisition Proposal from a third party (other than BancGroup or its Subsidiaries) prior to the termination of this Agreement pursuant to Article 13 hereof (other than a termination pursuant to paragraph (a) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (d) of section 13.2 hereof), and within twelve (12) months after termination of this Agreement pursuant to Article 13 hereof (other than a termination pursuant to paragraph (a) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (d) of section 13.2 hereof) an Acquisition Proposal is consummated with such third party, Acquired Corporation covenants and agrees that it shall pay to BancGroup upon written demand at any time (Y) after Acquired Corporation enters into an agreement which is legally binding on Acquired Corporation regarding an Acquisition Proposal or (Z) at any time on or after the date of consummation of such Acquisition Proposal, which ever is the first to occur, the principal sum of $2,500,000. Such payment shall compensate BancGroup for its direct and indirect costs and expenses in connection with the transactions contemplated by this Agreement, including BancGroup’s management time devoted to negotiation and preparation for the Merger and BancGroup’s loss as a result of the Merger not being consummated. The Parties acknowledge and agree that it would be impracticable or extremely difficult to fix the actual damages resulting from the foregoing events and, therefore, the Parties have agreed upon the foregoing payment as liquidated damages which shall not be deemed to be in the nature of a penalty. Other than the payment provided for in this section 6.2(c)(ii) and any Liability for expenses as set forth in Section 15.10 hereof, there shall be no other Liability or obligation on the part of any Acquired Corporation Company or their respective directors or officers resulting from any of the events described in this section 6.2(c)(ii).

(d)  Director Recommendation.    Except to the extent necessary to comply with their fiduciary duties, the members of the Board of Directors of Acquired Corporation agree to support publicly the Merger and to recommend that Acquired Corporation shareholders vote to approve the Merger at any meeting of the shareholders in which the Merger is considered.

(e)  Shareholder Voting.    Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from its directors, executive officers and affiliates substantially in the form set forth in Exhibit A.

(f)  Financial Statements and Monthly Status Reports.    Acquired Corporation shall furnish to BancGroup:

(i)  As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii)  Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

(iii)  As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency;

(iv)  With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

(v)  Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

(g)  Fiduciary Duties.    Except as disclosed in Schedule 6.2(g), prior to the Effective Date, Acquired Corporation will use its commercially reasonable efforts so that (i) no director or officer (each an “Executive”) of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company; provided that the ownership of such Executive as an investor of not more than one percent of the outstanding securities of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive’s obligations under this Section 6.2(g); (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

(h)  Certain Practices.    At the request of BancGroup, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup through Caryn Cope (334-240-5002) or her designee of all of the Bank’s loan requests over $250,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

ARTICLE 7

MUTUAL COVENANTS AND AGREEMENTS

7.1    Best Efforts; Cooperation.    Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Each Party to this Agreement shall use commercially reasonable efforts to cause its respective officers to fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

7.2    Press Release.    Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall use reasonable efforts to provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

7.3    Mutual Disclosure.    Each Party hereto agrees, upon request from the other Party, to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-4 and S-8 registration statements and similar documents.

7.4    Access to Properties and Records.    Each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

7.5    Notice of Adverse Changes.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

8.1    Approval by Shareholders.    At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation’s articles of incorporation and bylaws.

8.2    Regulatory Authority Approval.    (a)  Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the merger of the Bank with Colonial Bank as contemplated pursuant to section 2.8 hereof and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(b)  Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

8.3    Litigation.    There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

8.4    Registration Statement.    The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

8.5    Tax Opinion.    An opinion of PricewaterhouseCoopers LLP, shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a “reorganization” within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable “boot” received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefore if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date). Such tax opinion shall be updated to the Closing Date.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

9.1    Representations, Warranties and Covenants.    Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

9.2    Adverse Changes.    There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

9.3    Closing Certificate.    In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or an Executive Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

(a)  the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)  each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c)  the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

(d)  such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e)  to such persons’ knowledge, the Proxy Statement delivered to Acquired Corporation’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

(f)  each of the representations and warranties of BancGroup made in Article 4 of the Agreement (other than any of such representations and warranties which speak as of a date prior to the date hereof) are true in all material respects as of the date hereof, and the conditions set forth in this Article 9 of the Agreement insofar as they relate to BancGroup have been satisfied.

9.4    Opinion of Counsel.    Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

9.5    NYSE Listing.    The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

9.6    Other Matters.    There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

9.7    Material Events.    There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

9.8    Fairness Opinion.    Acquired Corporation shall have received from Keefe, Bruyette & Woods, Inc. a letter, dated as of the date of this Agreement, setting forth its opinion that the Merger Consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF BANCGROUP

The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

10.1    Representations, Warranties and Covenants.    Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

10.2    Adverse Changes.    There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup’s rights pursuant to this Agreement.

10.3    Closing Certificate.    In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

(a)  the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)  the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

(c)  each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d)  the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

(e)  to such persons’ knowledge, the Proxy Statement delivered to Acquired Corporation’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

(f)  each of the representations and warranties of Acquired Corporation and Bank made in Articles 5 of the Agreement (other than any of such representations and warranties which speak as of a date prior to the date hereof) are true in all material respects as of the date hereof, and the conditions set forth in this Article 10 of the Agreement insofar as they relate to Acquired Corporation and Bank have been satisfied.

10.4    Opinion of Counsel.    BancGroup shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

10.5    Controlling Shareholders.    Each shareholder of Acquired Corporation who may be an “affiliate” of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a “distribution” (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

10.6    Other Matters.    There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

10.7    Dissenters.    The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

10.8    Material Events.    There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

10.9    Landlord’s Consent.    One Sarasota Tower, Inc. (“Landlord”) shall have consented to the assignment to BancGroup or its Subsidiary, of that certain lease between Acquired Corporation and Theodore C. Steffens, dated as of June 3, 1991, as amended, and that certain lease dated November 30, 1993 between Landlord and Acquired Bank.

ARTICLE 11

TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 6.2(c)(ii), 7.2, 13.3, Article 11, Article 12, Article 15, any applicable definitions of Article 14 and the Confidentiality Agreement shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

ARTICLE 12

NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a)  If to Acquired Corporation to Chrsitine L. Jennings, Sarasota BanCorporation, Inc., Sarasota, Florida, facsimile (941) 365-0483with copies to Robert C. Schwartz, Esq., Smith, Gambrell & Russell, LLP, Promenade II, Suite 3100, 1230 Peachtree Street, NE. Atlanta, GA 30309, facsimile (404) 658-7058, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

(b)  If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to William A. McCrary, Esquire, One Commerce Street, fifth floor, Montgomery, Alabama 36104, facsimile (334) 240-5069, and Hugh C. Nickson, III, Esq., Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

ARTICLE 13

AMENDMENT OR TERMINATION

13.1    Amendment.    This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

13.2    Termination.    This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

(a)  by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

(b)  by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

(c)  by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or Article 10 as to BancGroup shall not have been satisfied in full or waived; or

(d)  by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to March 31, 2004, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 13.2(d).

(e)  without further action by either Party, upon the execution by Acquired Corporation of an agreement which is legally binding on Acquired Corporation with any third party (other than BancGroup or its Subsidiaries) with respect to an Acquisition Proposal if, in connection therewith, BancGroup will have the right to demand the payment of the sum described in section 6.2(c)(ii) by the Acquired Corporation.

13.3    Damages.    In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect other than as set forth in section 6.2(c)(ii) and except as provided in Article 11, and except that Acquired Corporation and BancGroup shall be liable for damages for any willful breach of a warranty, representation, covenant or other agreement contained in this Agreement.

ARTICLE 14

DEFINITIONS

(a)  The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation	Sarasota BanCorporation, Inc., a Florida corporation.

Acquired Corporation Company	Shall mean Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation Options	Options respecting the issuance of a maximum of 64,216 shares of Acquired Corporation common stock pursuant to Acquired Corporation’s stock option plans.

Acquired Corporation Stock	Shares of common stock, par value $0.01 per share, of Acquired Corporation.

Acquisition Proposal	Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies	Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets	Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup	The Colonial BancGroup, Inc., a Delaware corporation with its principal offices in Montgomery, Alabama.

Bank	Sarasota Bank, a Florida state bank.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code	The Internal Revenue Code of 1986, as amended.

Common Stock	BancGroup’s Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Confidentiality Agreement	Confidentiality Agreement executed by BancGroup and Acquired Corporation on or around March 10, 2003.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract	Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default	Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL	The Delaware General Corporation Law.

Effective Date	Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws	Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Ratio	The appropriate ratio calculated in the manner set forth in Section 3.1(a).

Exhibits	A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBCA	The Florida Business Corporation Act

GAAP	Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge	Means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry of the Chairman, President, Chief Financial Officer, Chief Operating Officer, Senior Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup. In the case of Acquired Corporation it means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, Chief Credit Officer, or any other Executive Officer of Acquired Corporation or the Bank, in the case of knowledge of Acquired Corporation.

Law	Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability	Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien	Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation	Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property	Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss	Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value	Shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five trading days preceding the Effective Date.

Material	For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect	On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger	The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration	The distribution of BancGroup Common Stock for each share of Acquired Corporation Stock (and cash for fractional shares) as provided in section 3.1(a) hereof. If the Market Value is below $13.31, then the Merger Consideration shall also include the cash payment that will be made as provided in Section 3.1(a) hereof.

Net Income	Net income as calculated in accordance with GAAP.

NYSE	The New York Stock Exchange.

Order	Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean Acquired Corporation or BancGroup, and “Parties” shall mean both Acquired Corporation and BancGroup.

Permit	Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person	A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement	The proxy statement used by Acquired Corporation to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement	The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to shareholders of Acquired Corporation pursuant to this Agreement, including the Proxy Statement.

Resulting Corporation	BancGroup, as the surviving corporation resulting from the Merger.

SEC	United States Securities and Exchange Commission.

Shareholders Meeting	The special meeting of shareholders of Acquired Corporation called to approve the transactions contemplated by this Agreement.

Significant Subsidiaries	Shall have the same definition as it does in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

Subsidiaries	Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes	Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act	The Securities Act of 1933, as amended.

1934 Act	The Securities Exchange Act of 1934, as amended.

ARTICLE 15

MISCELLANEOUS

15.1    Expenses.    (a)  Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and printing costs incurred in connection with the printing of the Registration Statement.

(b)  Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

15.2    Benefit and Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

15.3    Governing Law.    Except to the extent the Laws of the State of Delaware and the State of Florida apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

15.4    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

15.5    Headings.    The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

15.6    Severability.    Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation, except if such omitted term or provision would so materially adversely impact the economic benefits of the transaction to a Party as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

15.7    Construction.    Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

15.8    Return of Information.    In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

15.9    Equitable Remedies.    The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10    Attorneys’ Fees.    If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

15.11    No Waiver.    No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

15.12    Remedies Cumulative.    All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

15.13    Entire Contract.    This Agreement, the Confidentiality Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:	SARASOTA BANCORPORATION, INC.

/s/ SAM D. NORTON	/s/ CHRISTINE L. JENNINGS
By: Sam D. Norton	By: Christine L. Jennings
Its: Secretary	Its: President and Chief Executive Officer

(CORPORATE SEAL)

ATTEST:	THE COLONIAL BANCGROUP, INC.

/s/ WILLIAM A. MCCRARY	/s/ W. FLAKE OAKLEY
By: William A. McCrary	By: W. Flake Oakley
Its: Assistant Secretary	Its: Executive Vice President, Chief Financial Officer and Secretary

(CORPORATE SEAL)

APPENDIX B

607.1301    DISSENTER’S RIGHTS; DEFINITIONS.—The following definitions apply to §§ 607.1302 and 607.1302 and 607.1320:

(1)  “Corporation” means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)  “Fair Value,” with respect to a dissenter’s shares, means the value of the shares as of the close of business on the day prior to the shareholders’ authorized date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3)  “Shareholders’ authorization date” means the date on which the shareholders’ vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to § 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder or record of the subsidiary corporation.

607.1302    RIGHT OF SHAREHOLDERS TO DISSENT.—(1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)  Consummation of a plan of merger to which the corporation is a party:

1.  If the shareholder is entitled to vote on the merger, or

2.  If the corporation is a subsidiary that is merged with its parent under § 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of 607.1104;

(b)  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to § 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale of cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c)  As provided in § 607.0902(11), the approval of a control-share acquisition;

(d)  Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e)  Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.  Altering or abolishing any preemptive rights attached to any of his shares;

2.  Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.  Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage or equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.  Reducing the stated reduction price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

5.  Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

6.  Reducing the stated dividend preference to any of his preferred shares; or

7.  Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

(f)  Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

(2)  A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

(3)  A Shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(4)  Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5)  A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320    PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS.—(1)(a) If a proposed corporate section creating dissenters’ rights under § 607.1320 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights and be accompanied by a copy of §§ 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenter’s rights shall:

1.  Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

2.  Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b)  If proposed corporate action creating dissenters’ rights under § 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of §§ 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2)  Within 10 days after the shareholders’ authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3)  Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder’s election to dissent is filed with the corporation.

(4)  Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceeding that may have been taken in the interim, if:

(a)  Such demand is withdrawn as provided in this section;

(b)  The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c)  No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d)  A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5)  Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders’ authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders’ authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a)  A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b)  A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6)  If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7)  If the corporation fails to make such offer within the period specific therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8)  The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9)  The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10)  Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this action, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

APPENDIX C

[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]

June 25, 2003

The Board of Directors

Sarasota BanCorporation, Inc.

2 North Tamiami Trail, Suite 100

Sarasota, Florida 34236

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Sarasota BanCorporation, Inc. (“Sarasota”) of the merger consideration in the proposed merger (the “Merger”) of Sarasota into The Colonial BancGroup, Inc. (“Colonial”), pursuant to the Agreement and Plan of Merger, dated as of June 25, 2003, between Sarasota and Colonial (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of Sarasota, par value $0.01 per share, (the “Common Shares”) will be converted into the right to receive common stock of Colonial, par value $2.50 per share, equal to 4.6664 shares of Colonial common stock, provided that the Market Value, as defined by the Agreement, for Colonial common stock is $13.31 per share. If the Market Value is less than $13.31, then each outstanding share of Sarasota will be converted into 4.6664 of shares of Colonial common stock plus a cash payment equal to $13.31 minus the Market Value of one share of Colonial common stock multiplied by 4.6664. If the Market Value of Colonial common stock is greater than $13.31, then each outstanding share of Sarasota will be converted into such number of shares of Colonial common stock equal to $62.11 divided by the Market Value of Colonial’s common stock.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Sarasota and Colonial, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sarasota and Colonial for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Sarasota in rendering this fairness opinion and will receive a fee from Sarasota for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sarasota and Colonial and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, 2001 and 2000 of Sarasota; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, 2001 and 2000 of Colonial; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sarasota and certain other communications from Sarasota to its respective stockholders; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Colonial and certain other communications from Colonial to its respective stockholders; and (vi) other financial information concerning the businesses and operations of Sarasota and Colonial furnished to us by Sarasota and Colonial for purposes of our analysis. We have also held discussions

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with senior management of Sarasota and Colonial regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Colonial with similar information for certain other companies the securities of which are publicly traded and have compared certain financial information for Sarasota with similar information for certain other companies in the state of Florida, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Sarasota and Colonial as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Sarasota and Colonial are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Sarasota or Colonial, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Sarasota and Colonial; (ii) the assets and liabilities of Sarasota and Colonial; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Sarasota or any other business combination in which Sarasota might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/    KEEFE, BRUYETTE & WOODS, INC.

Keefe, Bruyette & Woods, Inc.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements (“Indemnification Agreements”) with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys’ fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys’ fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys’ fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys’ fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

The Indemnification Agreements, therefore, cover any and all expenses (including attorneys’ fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys’ fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup’s Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director’s or officer’s rights to recover from third parties.

The Indemnification Agreements stipulate that a director’s or officer’s rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors’ and officers’ liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or (v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Item 21.    Exhibits.

The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

Description
2.1	Agreement and Plan of Merger between The Colonial BancGroup, Inc. and Sarasota BanCorporation, Inc., dated as of June 25, 2003, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

4.1	Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

Description

4.2	Amendment to Article 4 of Registrant’s Restated Certificate of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-56241), effective June 22, 1998, and incorporated herein by reference.

4.3	Article II of the Bylaws of the Registrant filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

4.4	Restated Dividend Reinvestment Plan of the Registrant dated April 18, 2001, Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant’s Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and Amendment No. 2 thereto filed as a Post-Effective Amendment to Form S-3 (File No. 33-62071) on June 18, 2001, and incorporated herein by reference.

4.5	Trust Indenture dated as of March 25, 1986, included as Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

4.6	All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries—not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K to be furnished upon request of the Commission.

5	Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

8	Tax Opinion of PricewaterhouseCoopers LLP.

12	Statements Regarding Computation of Earnings to Fixed Charges, filed as Exhibit 12 to the Registrant’s Registration Statement on Form S-3 (File Nos. 333-83390 and 333-83390-01), effective March 11, 2002, and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Miller, Hamilton, Snider & Odom, L.L.C.

23.4	Consent of Keefe, Bruyette & Woods, Inc.

23.5	Consent of Saltmarsh, Cleaveland & Gund.

24	Power of Attorney.

99.1	Form of Proxy of Sarasota BanCorporation, Inc.

Item 22.    Undertakings.

(a)    The undersigned hereby undertakes as follows as required by Item 512 of Regulation S-K:

(1)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(d)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 4th day of August, 2003.

THE COLONIAL BANCGROUP, INC.

By:	/s/ ROBERT E. LOWDER

Robert E. Lowder Its Chairman of the Board of Directors, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROBERT E. LOWDER Robert E. Lowder	Chairman of the Board of Directors, Chief Executive Officer and President (Chief Executive Officer)	**

/s/ W. FLAKE OAKLEY W. Flake Oakley	Chief Financial Officer, Executive Vice President and Secretary (Principal Financial Officer)	**

/s/ SHEILA P. MOODY Sheila P. Moody	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	**

* Lewis E. Beville	Director	**

* William Britton	Director	**

* Jerry J. Chesser	Director	**

* Augustus K. Clements, III	Director	**

* Robert C. Craft	Director	**

* Patrick F. Dye	Director	**

* Clinton O. Holdbrooks	Director	**

* Harold D. King	Director	**

Signatures	Title	Date

* John Ed Mathison	Director	**

* Milton E. McGregor	Director	**

* John C. H. Miller, Jr.	Director	**

* Joe D. Mussafer	Director	**

* William E. Powell, III	Director	**

* James W. Rane	Director	**

Frances E. Roper	Director

* Simuel Sippial	Director	**

* Edward V. Welch	Director	**

*       The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons’ true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

/s/ W. FLAKE OAKLEY W. Flake Oakley Attorney-in-Fact

** Dated: August 4, 2003

EXHIBIT INDEX

Exhibit

2.1	Agreement and Plan of Merger between The Colonial BancGroup, Inc. and Sarasota BanCorporation, Inc., dated as of June 25, 2003, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

4.1	Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

4.2	Amendment to Article 4 of Registrant’s Restated Certificate of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-56241), effective June 22, 1998, and incorporated herein by reference.

4.3	Article II of the Bylaws of the Registrant filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

4.4	Restated Dividend Reinvestment Plan of the Registrant dated April 18, 2001, Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant’s Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and Amendment No. 2 thereto filed as a Post-Effective Amendment to Form S-3 (File No. 33-62071) on June 18, 2001, and incorporated herein by reference.

4.5	Trust Indenture dated as of March 25, 1986, included as Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

4.6	All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries—not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K to be furnished upon request of the Commission.

5	Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

8	Tax Opinion of PricewaterhouseCoopers LLP.

12	Statements Regarding Computation of Earnings to Fixed Charges, filed as Exhibit 12 to the Registrant’s Registration Statement on Form S-3 (File Nos. 333-83390 and 333-83390-01), effective March 11, 2002, and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Miller, Hamilton, Snider & Odom, L.L.C.

23.4	Consent of Keefe, Bruyette & Woods, Inc.

23.5	Consent of Saltmarsh, Cleaveland & Gund.

24	Power of Attorney.

99.1	Form of Proxy of Sarasota BanCorporation, Inc.